Exhibit 10.29

AMENDMENT NO. 3 TO LOAN FINANCING AND SERVICING AGREEMENT, dated as of May 1, 2015 (this “Amendment”), among Dunlap Funding LLC, a Delaware limited liability company (the “Borrower”), FS Investment Corporation III, a Maryland corporation (the “Investment Manager”), Wells Fargo Bank, National Association, as collateral agent and collateral custodian (the “Collateral Agent”), each Lender party hereto (each, a “Lender” and collectively, the “Lenders”), and Deutsche Bank AG, New York Branch, as administrative agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Collateral Agent, the Lenders and the Administrative Agent are party to the Loan Financing and Servicing Agreement, dated as of December 2, 2014 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Borrower, the Investment Manager, the Collateral Agent, the Lenders and the Administrative Agent have agreed to amend the Loan Agreement in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.

ARTICLE II

Amendments

SECTION 2.1. Amendments to the Loan Agreement. As of the date of this Amendment, the Loan Agreement is hereby amended as follows:

(a) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan Agreement attached as Appendix A hereto;

(b) to insert “Class [A-1][A-2]” before each reference to “Advances” or “Advance” in Exhibit A;

(c) to delete the first item in Section 3(a) of Exhibit B and insert the following in lieu thereof:

•	Class A-1 Advances outstanding [(converted to USD or including exchange rate information such that amount outstanding can be converted to USD)]

•	Class A-2 Advances outstanding [(converted to USD or including exchange rate information such that amount outstanding can be converted to USD)]

(d) to insert “Each Agent pursuant to the Loan Financing Agreement” as an addressee in Exhibit C-1, Exhibit C-2 and Exhibit C-3:

(e) to delete paragraph 1 of Exhibit C-1 and insert the following in lieu thereof:

1.	An Advance (the “Advance”) be made by each Lender in an aggregate amount equal to $[ ] of Class A-1 Advances and $[ ] of Class A-2 Advances, which shall be allocated as follows:

Class A-1 Advances:

Lender	Current Class A-1 Commitment	Current Class A-1 Advances Outstanding	Class A-1 Advances Requested	Class A-1 Advances After Advance
	$			$
	$			$

Total	$			$

Class A-2 Advances:

Lender	Current Class A-2 Commitment	Current Class A-2 Advances Outstanding	Class A-2 Advances Requested	Class A-2 Advances After Advance
	$			$
	$			$

Total	$			$

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(f) to insert as Exhibit C-4 to the Loan Agreement the Exhibit C-4 attached as Appendix B hereto;

(g) to add “, each Agent, Morningstar” immediately after “Administrative Agent” in the first paragraph of Exhibit D.

ARTICLE III

Conditions to Effectiveness

SECTION 3.1. This Amendment shall become effective as of the date first written above upon the execution and delivery of this Amendment by the Borrower, the Investment Manager, the Collateral Agent, the Lenders and the Administrative Agent.

ARTICLE IV

Miscellaneous

SECTION 4.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 4.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.3. Ratification. Except as expressly amended and waived hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 4.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 4.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

DUNLAP FUNDING LLC, as Borrower

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President

[Signature Page to Amendment No. 3 to Loan Agreement]

FS INVESTMENT CORPORATION III, as Investment Manager

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President

[Signature Page to Amendment No. 3 to Loan Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Amit Patel
Name:	Amit Patel
Title:	Director

By:	/s/ Shawn Rose
Name:	Shawn Rose
Title:	Vice President

[Signature Page to Amendment No. 3 to Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and as Collateral Custodian

By:	/s/ Abby Schexnider
Name:	Abby Schexnider
Title:	Vice President

[Signature Page to Amendment No. 3 to Loan Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Amit Patel
Name:	Amit Patel
Title:	Director

By:	/s/ Shawn Rose
Name:	Shawn Rose
Title:	Vice President

[Signature Page to Amendment No. 3 to Loan Agreement]

APPENDIX A

Loan Agreement Amendments

Appendix A

EXECUTION VERSION

LOAN FINANCING AND SERVICING AGREEMENT

dated as of December 2, 2014

DUNLAP FUNDING LLC

as Borrower

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent

THE OTHER AGENTS PARTIES HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent and as Collateral Custodian

“Accrual Period” means, with respect to any Distribution Date, the period from and including the previous Distribution Date (or, in the case of the first Distribution Date, from and including the Effective Date) through and including the day preceding such Distribution Date.

“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.

“Administrative Agent” has the meaning set forth in the Preamble.

“~~Advance” has the meaning set forth in Section 2.1(a).~~Advances” means the Class A-1 Advances and the Class A-2 Advances.

“Advance Date” has the meaning set forth in Section 2.1(a).

“Advance Rate” ~~has the meaning set forth in the Fee Letters.~~ means with respect to any (a) First Lien Loan or Senior Secured Bond, the First Lien Advance Rate and (b) Second Lien Loan, Unsecured Loan or Unsecured Bond, 35%.

“Advance Request” has the meaning set forth in Section 2.2(a).

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” of any Person means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). For the purposes of this definition, “Control” shall mean the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.

“Aggregate Funded Spread” means, as of any day, the sum of: (a) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over a London interbank offered rate based index, (i) the sum of (I) the stated interest rate spread on each such Collateral Obligation above such index plus (II) for each such Collateral Obligation that provides for a minimum index amount, the excess, if any, of such minimum index amount over such index multiplied by (ii) the Collateral Obligation Amount of each such Collateral Obligation plus (b) in the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” ~~has the meaning set forth in the Fee Letters~~means (i) prior to the occurrence of any Facility Termination Event, 2.25% per annum and (ii) on and after the occurrence of any Facility Termination Event, 4.25% per annum.

“Appraised Value” means, with respect to any Asset Based Loan, the appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approval Notice” means, with respect to any Collateral Obligation, a copy of a notice executed by the Administrative Agent in the form of Exhibit E, evidencing, among other things, the approval of the Administrative Agent, in its sole discretion, of such Collateral Obligation and the applicable Discount Factor, the jurisdiction (if other than the United States or any State thereof) of the applicable Obligor, the loan type and lien priority, the Effective LTV, the Original Effective LTV and the Attaching Original Effective LTV (if such Collateral Obligation is an Asset Based Loan), the Original Leverage Multiple and the Attaching Leverage Multiple, other non-cash charges included in EBITDA and each other item listed in Section 6.2(h).

“Approved Valuation Firm” means, with respect to any Collateral Obligation, any valuation firm either (a) specified on the related Asset Approval Request and approved on the related Approval Notice or (b) otherwise approved in writing by the Administrative Agent in its reasonable discretion.

“Asset Approval Request” means a notice in the form of Exhibit C-3 which requests an Approval Notice with respect to one or more Collateral Obligations and shall include (among other things):

(a) the proposed date of each related acquisition;

(b) the Investment Manager’s internal risk rating (including all other output and related calculations) for each such Collateral Obligation;

(c) the Original Leverage Multiple and Original Effective LTV (if such Collateral Obligation is an Asset Based Loan) for each such Collateral Obligation, measured as of the date of such notice;

(d) each requested other non-cash charge to be included in EBITDA (if any);

(e) a list, for each such Second Lien Loan, of any Liens permitted under the applicable Underlying Instruments that are permitted to (i) secure borrowed money in excess of $500,000, whether individually or in the aggregate and (ii) rank in priority senior to or pari passu with such Second Lien Loan;

“Change of Control” means the Equityholder shall no longer be the sole equityholder of the Borrower; provided, however, that a merger of FS Investment Corporation III with another business development company sponsored by Franklin Square Holdings, L.P. or other fundamental change transaction the result of which effectively combines the ownership and/or assets of FS Investment Corporation III and a business development company sponsored by Franklin Square Holdings, L.P., or merges or consolidates their respective collateral advisors or sub-advisors, shall not constitute a Change of Control.

“Charges” means (i) all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on the Collateral Obligations or any other property of the Borrower and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower.

“Class A-1 Advances” has the meaning set forth in Section 2.1(a).

“Class A-2 Advances” has the meaning set forth in Section 2.1(a).

“Class A-1 Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Class A-1 Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or pursuant to the assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5), and (b) on and after the earlier to occur of (i) Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Class A-1 Advances outstanding.

“Class A-2 Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Class A-2 Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or pursuant to the assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5), and (b) on and after the earlier to occur of (i) Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Class A-2 Advances outstanding.

“Class A-1 Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require, with a Class A-1 Commitment of greater than $0.

“Class A-2 Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require, with a Class A-2 Commitment of greater than $0.

“Code” means the Internal Revenue Code of 1986, as amended.

by another Person on the Obligor’s behalf in respect of such Collateral Obligation, and (iv) any other document included by the Investment Manager on the related Document Checklist.

“Collateral Obligation Schedule” means the list of Collateral Obligations set forth on Schedule 3, as the same may be updated by the Borrower (or the Investment Manager on behalf of the Borrower) from time to time.

“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Diversity Test, the Minimum Weighted Average Spread Test and the Maximum Weighted Average Life Test.

“Collection Account” means, collectively, the Principal Collection Account and the Interest Collection Account.

“Collection Period” means, with respect to the first Distribution Date, the period from and including the Effective Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commercial Paper Rate” for Advances means, to the extent a Conduit Lender funds such Advances by issuing commercial paper, the sum of (i) the weighted average of the rates at which commercial paper notes of such Conduit Lender issued to fund such Advances (which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to its commercial paper maturing on dates other than those on which corresponding funds are received by the Conduit Lender and costs or other borrowings by the Conduit Lender (other than under any related support facility) may be sold by any placement agent or commercial paper dealer selected by such Conduit Lender, as agreed in good faith between each such agent or dealer and such Conduit Lender; provided, that if the rate (or rates) as agreed between any such agent or dealer and such Conduit Lender for any Advance is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum plus, without duplication (ii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of such Conduit Lender’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper issued to fund the making or maintenance of any Advance. Each Conduit Lender shall notify the Administrative Agent of its Commercial Paper Rate applicable to any Advance promptly after the determination thereof.

“Commitment” means~~, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or pursuant to the assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV (as such Commitment may be reduced as set~~

~~forth in Section 2.5), and (b) on and after the earlier to occur of (i) Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Advances outstanding.~~ each Class A-1 Commitment and each Class A-2 Commitment.

“Committed Lenders” means, for any Lender Group, the Persons executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof) in accordance with the terms of this Agreement.

“Competitor” means (a) any Person primarily engaged in the business of private investment management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Borrower, the Investment Manager, the sub-advisor of the Investment Manager, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority.

“Conduit Advance Termination Date” means, with respect to a Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease funding Advances hereunder.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent or the Collateral Custodian, as applicable, specified on Annex A, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“Cost of Funds Rate” means, for any Accrual Period and any Lender, the rate determined as set forth below:

(a) ~~With~~with respect to each Conduit Lender and each day of such Accrual Period, such Conduit Lender’s Commercial Paper Rate for such day; provided, that if and to the extent that, and only for so long as, a Conduit Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States to finance its making or maintenance of its portion of any Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Conduit Lender), upon notice from such Conduit Lender to the Agent for its Lender Group and the Administrative Agent, such Conduit Lender’s portion of such Advance shall bear interest at a rate per annum equal to the Base Rate; and

(b) ~~With~~with respect to each Committed Lender, the Base Rate.

“Cut-Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes a part of the Collateral.

“DBNY” means Deutsche Bank AG, New York Branch, and its successors.

non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period).

“Effective Advance Rate” means, on any date of determination, (a) the Advances outstanding on such date divided by (b) the sum of (i) the Adjusted Aggregate Eligible Collateral Obligation Balance on such date plus (ii) the amount of Principal Collections on deposit in the Principal Collection Account on such date minus (iii) the Aggregate Unfunded Amount on such date plus (iv) the amount on deposit in the Unfunded Exposure Account on such date.

“Effective Date” has the meaning set forth in Section 6.1.

“Effective Equity” means, as of any day, the greater of (x) the sum of the Principal Balances of all Eligible Collateral Obligations minus (ii) the outstanding principal amount of all Advances and (y) $0.

“Effective LTV” means, with respect to any Asset Based Loan as of any date of determination, the product of (i) the Principal Balance of such Collateral Obligation divided by (ii) the Appraised Value of such Collateral Obligation as of such date of determination.

“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 by Standard & Poor’s and P-1 by Moody’s. In either case, such depository institution or trust company shall have been approved by the Administrative Agent, acting in its reasonable discretion, by written notice to the Borrower. DBNY and Wells Fargo Bank, National Association are deemed to be acceptable securities intermediaries to the Administrative Agent.

“Eligible Collateral Obligation” means, on any Measurement Date, each Collateral Obligation that satisfies the following conditions (unless otherwise waived, with notice to Morningstar, by the Administrative Agent in its sole discretion on the applicable Approval Notice):

(a) the Administrative Agent in its sole discretion has delivered an Approval Notice with respect to such Collateral Obligation;

(b) such Collateral Obligation is (i) a First Lien Loan, a Second Lien Loan, an Unsecured Loan or (ii) prior to the Required Sale Date, a Senior Secured Bond or an Unsecured Bond;

(c) such Collateral Obligation is not a Defaulted Collateral Obligation;

(d) such Collateral Obligation is not an Equity Security and is not convertible into an Equity Security at the option of the applicable Obligor or any other Person other than the Borrower;

(e) such Collateral Obligation is not a Structured Finance Obligation;

the Principal Balances of all Collateral Obligations that are obligations of any Obligor that represents Principal Balances in excess of all other single Obligors may be up to 10% of the Excess Concentration Measure and (y) the sums of the Principal Balances of all Collateral Obligations that are obligations of any two Obligors (other than the Obligor specified in clause (x)) that represent Principal Balances in excess of all other single Obligors (other than the Obligor specified in clause (x)) may be up to 7.5% of the Excess Concentration Measure;

(c) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations in any single Moody’s Industry Classification (other than a Moody’s Industry Classification described in the following proviso) over 10% of the Excess Concentration Measure; provided, that (x) the sum of the Principal Balances of all Collateral Obligations that are obligations of Obligors in any one Moody’s Industry Classification may be up to 15% of the Excess Concentration Measure and (y) the sum of the Principal Balances of all Collateral Obligations that are obligations of Obligors in any one Moody’s Industry Classification other than the Moody’s Industry Classification specified in clause (x) may be up to 12.5% of the Excess Concentration Measure;

(d) the excess, if any, of the sum of the Principal Balances of all Loans that are Fixed Rate Collateral Obligations that are not subject to a qualifying Hedging Agreement pursuant to Section 10.6 over 10% of the Excess Concentration Measure;

(f) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations which have an Obligor organized in country other than the United States over 10% of the Excess Concentration Measure;

(g) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations which have an Obligor with either or both of (x) a public rating by Standard & Poor’s of “CCC” or (y) a Moody’s probability of default rating (as published by Moody’s) of “Caa2” over 10% of the Excess Concentration Measure;

(h) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are DIP Loans over 5% of the Excess Concentration Measure;

(i) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are participation interests over 10% of the Excess Concentration Measure; ~~and~~

(j) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Senior Secured Bonds over 15% of the Excess Concentration Measure; and

(k) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Variable Funding Assets over 10% of the Excess Concentration Measure.

“Excess Concentration Measure” means (a) during the Ramp-up Period, the Target Portfolio Amount, and (b) after the Ramp-up Period, the sum of (x) the Aggregate Eligible Collateral Obligation Amount, (y) all Principal Collections on deposit in the Principal Collection Account and (z) all amounts on deposit in the Unfunded Exposure Account.

“Facility” means the loan facility to be provided to the Borrower pursuant to, and in accordance with, this Agreement.

“Facility Amount” means (a) prior to the end of the Revolving Period, $200,000,000, unless this amount is permanently (x) increased pursuant to Section 2.8 and/or (y) reduced pursuant to Section 2.5, in which event it means such higher or lower amount, as applicable, and (b) after the end of the Revolving Period, the Advances outstanding.

“Facility Termination Date” means the earlier of (i) the date that is eighteen months after the last day of the Revolving Period (which date, unless consented to by Morningstar, shall be no later than the date that is sixty-six months after the Effective Date) and (ii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2.

“Facility Termination Event” means any of the events described in Section 13.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 8.4.

“Fees” has the meaning set forth in Section 8.4.

“First Lien Advance Rate” means (a) 60% if the Diversity Score is less than or equal to 15, (b) 62.5%, if the Diversity Score is less than or equal to 20 and greater than 15 and (c) 64%, if the Diversity Score is greater than 20.

“First Lien Loan” means any Loan that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body), and (iii) the Investment Manager determines in good faith that the value of the collateral for such

“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by ~~Lender~~the Administrative Agent, in each case that is not an Affiliate of the Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Borrower or an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the

“Investment Manager” means initially FS Investment Corporation III, a Maryland corporation or any successor investment manager ~~appointed pursuant to this Agreement~~.

“Investment Manager Event of Default” means the occurrence of one of the following events:

(a) any failure by the Investment Manager to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom;

(b) failure on the part of the Investment Manager duly to observe or to perform in any respect any other covenant or agreement of the Investment Manager set forth in the Investment Management Agreement which failure continues unremedied for a period of 30 days (if such failure can be remedied) after the date on which written notice of such failure shall have been given to the Investment Manager by the Borrower, the Collateral Agent or the Administrative Agent;

(c) the occurrence of an Insolvency Event with respect to the Investment Manager;

(d) any representation, warranty or statement of the Investment Manager made in the Investment Management Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect as of the time when the same shall have been made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of the Investment Management Agreement or any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Investment Manager by the Borrower, the Collateral Agent or the Administrative Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(e) a Facility Termination Event occurs;

(f) the failure of the Investment Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $2,500,000, individually or in the aggregate; or (ii) the occurrence of any event or condition that has resulted in or permits the acceleration of such recourse debt, whether or not waived;

(g) the rendering against the Investment Manager of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $2,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(h) a Change of Control occurs;

(i) the Equityholder ceases to be a “business development company” within the meaning of the 1940 Act;

(j) a “cause event” (as defined in Section 11(a) of the Investment Management Agreement) occurs; or

(k) either (x) FS Investment Corporation III is terminated as, removed from being, or otherwise ceases to be the Investment Manager (including by reason of any failure to renew the term of the Investment Management Agreement) or (y) GSO/Blackstone Debt Funds Management, LLC ceases to be a sub-advisor of the Investment Manager, in each case without the prior written consent of the ~~Administrative Agent~~Required Lenders (such consent not to be unreasonably conditioned, withheld or delayed); provided, however, that a merger of FS Investment Corporation III with another business development company sponsored by Franklin Square Holdings, L.P. or other fundamental change transaction the result of which effectively combines the ownership and/or assets of FS Investment Corporation III and a business development company sponsored by Franklin Square Holdings, L.P., or merges or consolidates their respective collateral advisors or sub-advisors, shall not constitute an Investment Manager Event of Default.

“IRS” means the United States Internal Revenue Service.

“Lender” means each ~~Conduit Lender, each Committed~~Class A-1 Lender and each ~~Uncommitted~~Class A-2 Lender~~, as the context may require~~.

“Lender Allocation Percentage” means (x) if no Facility Termination Event has occurred and is continuing, (i) if the Effective Advance Rate is equal to or greater than 50%, 70% (ii) if the Effective Advance Rate is equal to or greater than 40% but less than 50%, 50% (iii) if the Effective Advance Rate is equal to or greater than 35% but less than 40%, 30% and (iv) if the Effective Advance Rate is less than 35%, 10% and (y) if a Facility Termination Event has occurred and is continuing, 100%.

“Lender Fee Letter” means that certain letter agreement dated May 1, 2015 among the Administrative Agent, each Committed Lender and the Borrower.

“Lender Group” means each Lender and related Agent from time to time party hereto.

“Leverage Multiple” means, with respect to any Collateral Obligation for the most recent relevant period of time for which the Borrower has received the financial statements of the relevant Obligor, the ratio of (i) Indebtedness of the relevant Obligor (other than Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower) less unrestricted cash of the relevant Obligor to (ii) EBITDA of such Obligor (as such calculation may be updated in connection with a modification of such Collateral Obligation described in clause (j) of the definition of “Material Modification”).

“LIBOR Rate” shall mean, with respect to any Accrual Period, the rate per annum shown by the Bloomberg Professional Service as the London interbank offered rate for deposits in U.S.

dollars for a period equal to such Accrual Period as of 11:00 a.m., London time, two Business Days prior to the first day of such Accrual Period; provided, that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum based on the rates at which Dollar deposits for a period equal to such Accrual Period are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, two Business Days prior to the first day of such Accrual Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be a rate per annum at which deposits in Dollars are offered by the principal office of the Administrative Agent in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Accrual Period for delivery on such first day and for a period equal to such Accrual Period.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any commercial loan, bond or note.

“Make-Whole ~~Fees” has the meaning set forth in the Fee Letters.~~Fee” means a fee equal to the positive difference (if any) of (x) the product of (1) the Applicable Margin multiplied by (2) the average daily Facility Amount during the related Accrual Period multiplied by (3) the Make-Whole Fee Percentage minus (y) the product of (1) the Applicable Margin multiplied by (2) the daily average Advances funded by the Lenders during such Accrual Period minus (z) the Undrawn Fee accrued during such Accrual Period with respect to the amount of the unutilized Commitment for which a Make-Whole Fee is owing pursuant to the foregoing clauses (x) and (y).

“Make Whole Fee Percentage” means on any day (a) prior to the three-month anniversary of the Effective Date, 50% and (b) thereafter until the end of the Revolving Period, 75%.

“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Investment Manager; (b) the ability of the Borrower or the Investment Manager to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the collateral assignments and Liens granted by the Borrower in this Agreement.

“Material Modification” means any amendment or waiver of, or modification or supplement to, any Underlying Instrument governing a Collateral Obligation which:

“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than 10.

“Minimum Equity Condition” means a test that will be satisfied on any date of determination if the Effective Equity is greater than the greater of (a) the sum of the Collateral Obligation Amounts of the five Obligors with Collateral Obligations constituting the highest aggregate Collateral Obligation Amounts and (b) an amount equal to $30,000,000; provided that, for purposes of calculating clause (a) above, the Collateral Obligation Amount with respect to any Obligor shall be the sum of all Collateral Obligation Amounts with respect to which such Person is an Obligor.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any day if the Weighted Average Spread of all Eligible Collateral Obligations included in the Collateral on such day is equal to or greater than 5.5%

“Monthly Report” means a report prepared by the Collateral Agent, on behalf of the Borrower, substantially in the form of Exhibit D.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 2 hereto, as such industry classifications shall be updated at the option of the Administrative Agent in its sole discretion if Moody’s publishes revised industry classifications and the application of such revised industry classifications to this facility is necessary to avoid an increased regulatory capital charge for the Administrative Agent or its Affiliates that are Lenders hereunder.

“Morningstar” means Morningstar Credit Ratings, LLC, or any successor thereto.

“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Principal Balance of all Collateral Obligations acquired by the Borrower prior to such date minus (b) the aggregate Principal Balance of all Collateral Obligations (other than Warranty Collateral Obligations or assets sold to the Equityholder as a result of the Required Sale Date) repurchased by the Equityholder or an Affiliate thereof or released to the Equityholder pursuant to a dividend, in each case prior to such date.

“Note” means a promissory grid note, in the form of Exhibit A, made payable to the order of an Agent, on behalf of the related Lenders.

“Note Agent” has the meaning set forth in Section 14.1.

“Note Register” has the meaning set forth in Section 15.5(a).

“Note Registrar” has the meaning set forth in Section 15.5(a).

obligations are assigned one of the two highest long-term ratings by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, that securities issued by any particular corporation will not be Permitted Investments to the extent that an investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the Accounts collectively to exceed 10% of the value of Permitted Investments held in such account (with Permitted Investments held in such accounts valued at par);

(e) commercial paper that (i) is payable in United States dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(f) units of money market funds rated in the highest credit rating category by each Rating Agency;

(g) U.S. Dollars; or

(h) any other demand or time deposit, obligation, security or investment (including a hedging arrangement) as may be acceptable to the Administrative Agent, as evidenced by a writing to that effect.

Permitted Investments may be purchased by or through the Collateral Custodian or any of its Affiliates. All Permitted Investments shall be held in the name of the Collateral Custodian. No Permitted Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its Standard & Poor’s rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective affiliates, or any entity for whom the Collateral Agent or the Administrative Agent or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition); provided, that notwithstanding the foregoing clauses (a) through (h), after the Required Sale Date, Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) Liens for Taxes and mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (iii) as to Related Security (1) the Lien in favor of the Borrower herein and (2) any Liens on the Related Security permitted pursuant to the applicable Underlying Instruments and (iv) as to agented Loans, Liens in favor of the agent on behalf of all the lenders of the related Obligor.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Prepayment Fee” ~~has the meaning set forth in the Fee Letters.~~means a nonrefundable fee equal to the product of (a) the amount of each such permanent reduction in the aggregate amount of the Facility Amount, (b) 2.06%, (c) the number of days remaining in the Revolving Period and (d) 1/360.

“Prepayment Notice” has the meaning set forth in Section 2.4(b).

“Primary IM Fee” means with respect to any Distribution Date, the fee payable to the Investment Manager or successor investment manager (as applicable) for services rendered during the related Collection Period, which shall be equal to one-fourth of the product of (i) the Primary IM Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related Collection Period. For the avoidance of doubt, the Investment Manager may waive or defer the payment of any Primary IM Fee in its sole discretion.

“Primary IM Fee Percentage” means 0.45%.

“Principal Balance” means with respect to any Collateral Obligation and as of any date, the lower of (x) the Purchase Price paid by the Borrower for such Collateral Obligation and (y) the outstanding principal balance of such Collateral Obligation, exclusive of (x) any deferred or capitalized interest on any Deferrable Collateral Obligation that is deferred or capitalized after the Cut-Off Date applicable to such Deferrable Collateral Obligation and (y) any unfunded amounts with respect to any Variable Funding Asset; provided, that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest; provided, further, that the “Principal Balance” of any revolving loan as of any date shall be equal to the outstanding principal balance thereof plus amounts on deposit in respect thereof in the Unfunded Exposure Account. The “Principal Balance” of any Equity Security shall be zero.

“Principal Collections” means any and all amounts of collections received with respect to the Collateral other than Interest Collections and Excluded Amounts, including (but not limited to) (i) all collections attributable to principal on such Collateral, (ii) the earnings on Principal Collections in the Collection Account that are invested in Permitted Investments, (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate swap or index rate swap transaction and (iv) all Repurchase Amounts, in each case other than Retained Interests.

“Principal Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number XXXXXXXX, which is created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Purchase Price” means, with respect to any Collateral Obligation, the actual price paid by the Borrower for such Collateral Obligation minus all Principal Collections described in clause (i) of the definition thereof in respect of such Collateral Obligation.

“Qualified Substitute Arrangement” has the meaning set forth in Section 10.6(c).

“Ramp-up Period” means the period from and including the Effective Date to the earlier of (i) the first date on which the sum of the Principal Balances of all Eligible Collateral Obligations equals or is greater than the Target Portfolio Amount and (ii) the six-month anniversary of the Effective Date.

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Agent, (c) any Lender and (~~c~~d) any other recipient of a payment hereunder.

“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Investment Manager with respect to such Collateral Obligation or Obligors.

“Reinvestment” has the meaning given in Section 8.3(b).

“Reinvestment Date” has the meaning given in Section 8.3(b).

“Reinvestment Request” has the meaning given in Section 8.3(b).

“Related Collateral Obligation” means any Collateral Obligation where the Equityholder or any Subsidiary of the Equityholder owns a Variable Funding Asset pursuant to the same Underlying Instruments; provided that any such asset will cease to be a Related Collateral Obligation once all commitments by the Equityholder or any such Subsidiary to make advances or fund such Variable Funding Asset to the related Obligor expire or are irrevocably terminated or reduced to zero.

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a) any Related Property securing a Collateral Obligation, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Advance Date and all liquidation proceeds thereof;

retained in accordance with clause (a) above, and (d) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

“Revaluation Event” means each occurrence of any of the following with respect to any Collateral Obligation during the time such Collateral Obligation is Collateral:

(a) the occurrence of a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (after giving effect to the shorter of any grace period applicable thereto and five (5) Business Days from the due date);

(b) the Borrower, the Administrative Agent or the Investment Manager obtains actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing (after giving effect to any grace period applicable thereto) with respect to another debt obligation of the same Obligor that is (i) secured by the same collateral, (ii) senior to or pari passu with in right of payment to such Collateral Obligation and (iii) in an amount in excess of $250,000;

(c) the occurrence of an Insolvency Event with respect to any related Obligor;

(d) the Investment Manager determines, in its sole discretion, in accordance with the Investment Management Standard, that all or a portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status;

(e) the occurrence (without the prior approval of the Administrative Agent) of a Material Modification with respect to such Collateral Obligation;

(f) the Obligor thereunder fails to deliver to the Borrower or the Investment Manager any financial reporting information as required by the Underlying Instruments of such Collateral Obligation (including any grace periods thereunder) but in no event less frequently than quarterly, that in each case has an adverse effect on the ability of the Investment Manager or the Administrative Agent (as determined by the Administrative Agent in its reasonable discretion) to make any determinations or calculations required hereunder; provided, however, that the Borrower (or the Investment Manager on its behalf) may, on a single occasion (or any other additional occasions approved by the Administrative Agent in its sole discretion) with respect to any Obligor, grant an extension of up to 30 days for the delivery of such financial statements by such Obligor; or

(g) with respect to any Enterprise Value Loan, the Leverage Multiple with respect to such Collateral Obligation increases by 1x or more over the Original Leverage Multiple with respect to such Collateral Obligation; provided that each subsequent increase of an additional 1x over the applicable Original Leverage Multiple shall be an additional Revaluation Event;

(h) with respect to any Asset Based Loan, (A) the Borrower fails (or fails to cause the Obligor to) retain an Approved Valuation Firm to re-calculate the Appraised Value of (x) with respect to any such Asset Based Loan that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Asset Based Loan ~~that~~ at least once every twelve (12) months that such Loan is included in the Collateral (subject to a 30 day grace period with respect to any such review) and (y) with respect to all other Asset Based Loans included in the Collateral, the collateral securing such Loan at least once every six (6) months that such Loan is included in the Collateral (subject to a 30 day grace period with respect to any such review) or (B) the Borrower (or the related Obligor, as applicable) changes the Approved Valuation Firm with respect to any Asset Based Loan ~~that~~ or the related Approved Valuation Firm changes the metric for valuing the collateral of such Loan, each without the written approval of the Administrative Agent; or

(j) with respect to any Asset Based Loan, the Effective LTV of such Collateral Obligation increases by more than an amount equal to 15% of the Original Effective LTV of such Collateral Obligation; provided that each subsequent increase of an additional 15% over the applicable Original Effective LTV shall be an additional Revaluation Event.

“Revolving Advances” means any Advances that are not Term Advances.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) the date that is thirty months after the Effective Date or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and ~~the Administrative~~each Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5 or (iii) the occurrence of a Facility Termination Event.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request. Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the Borrower or the Administrative Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.

“Second Lien Loan” means any Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Loan with respect to the liquidation of such Obligor or the collateral for such Loan and (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Loan on such specified collateral (subject to Liens permitted under the applicable Underlying Instrument that are reasonable for similar loans and, if permitted to secure borrowed money in excess of $500,000

“Target Portfolio Amount” means, (i) during the Ramp-up Period, $360,000,000 and (ii) thereafter, the sum of (x) the Aggregate Eligible Collateral Obligation Amount, (y) all Principal Collections on deposit in the Principal Collection Account and (z) all amounts on deposit in the Unfunded Exposure Account.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Advances” means any Class A-2 Advances funded from the portion of a Class A-2 Commitment which has been designated as a Term Commitment.

“Term Commitment” means, the Class A-2 Commitment of any Class A-2 Lender which has been designated as a term loan by the Administrative Agent in writing pursuant to Section 2.9, with a copy to the Investment Manager, the Collateral Agent and each Agent (as such Commitment may be reduced as set forth in Section 2.5).

“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Investment Management Agreement, the Collateral Agent and Collateral Custodian Fee Letter, each Fee Letter, the Lender Fee Letter, the Account Control Agreement, and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Underlying Instruments delivered by the Borrower or the Investment Manager in connection with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Undrawn Fee” a fee payable pursuant to Section 3.2 for each day of the related Collection Period during the Revolving Period equal to the product of (x) the difference between the aggregate Commitments on such day minus the aggregate principal amount of outstanding Advances on such day, times (y) the Undrawn Fee Rate times (z) 1/360.

“Undrawn Fee Rate” ~~has the meaning set forth in the Fee Letters~~means, during the Revolving Period, 0.50%.

“Unfunded Exposure Account” means the account designated as the Unfunded Exposure Account in, and which is established and maintained pursuant to, Section 8.1(a).

“Unfunded Exposure Shortfall” has the meaning set forth in Section 8.1(a).

(e) For the avoidance of doubt, on each Measurement Date, the Borrower shall cause the Investment Manager to re-determine the status of each Eligible Collateral Obligation as of such calculation date and to provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Agent and, as a consequence thereof, (A) Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date and (B) Collateral Obligations that were previously excluded from the Aggregate Eligible Collateral Obligation Amount on a prior Measurement Date may, upon receipt of a related Approval Notice, be included in the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.

(f) Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

(g) All calculations required to be made hereunder (i) with respect to the Collateral Obligations and the Borrowing Base (including, without limitation, to determine whether a Facility Termination Event or an Unmatured Facility Termination Event shall have occurred) shall be made on a trade date basis and after giving effect to (x) all purchases or sales to be entered into on such trade date and (y) all Advances requested to be made on such trade date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Obligations and (ii) with respect to the percentages set forth in clauses (x) and (y) of Section 2.2(a) shall be made after giving effect to all unfunded Advances requested during the thirty (30) days prior to the related Advance Request.

(h) For all purposes under this Agreement, “knowledge” shall mean actual knowledge after reasonable inquiry.

(i) Notwithstanding anything to the contrary set forth in this Agreement, (A) each reference to notice being delivered to “each Agent” shall mean notice delivered by the applicable party to the Collateral Agent, who shall then promptly (but in no event later than the following Business Day) deliver notice to each Agent and (B) each reference to notice being delivered to both the Administrative Agent and the Collateral Agent shall mean notice delivered by the applicable party to the Collateral Agent, who shall then promptly (but in no event later than the following Business Day) deliver notice to the Administrative Agent; provided that each Advance Request and each voluntary prepayment notice shall be delivered by the Borrower to the Administrative Agent, the Collateral Agent and each Agent (in the manner and at the times specified in the relevant provisions of this Agreement), and, in doing so, the Borrower shall be entitled to rely solely on the information contained in the Note Register and on Annex A and shall have no liability for any errors or omissions in either thereof.

Article II

THE FACILITY, ADVANCE PROCEDURES AND NOTES

Section 2.1 Advances. (a) On the terms and subject to the conditions set forth in this Agreement, (i) each Lender Group with a Class A-1 Commitment hereby agrees to make advances to or on behalf of the Borrower (individually, ~~an~~a “Class A-1 Advance” and collectively the “~~Advances”)~~Class A-1 Advances”) and (ii) each Lender Group with a Class A-2 Commitment hereby agrees to make advances to or on behalf of the Borrower (individually, a “Class A-2 Advance” and collectively the “Class A-2 Advances”), in each case from time to time on any date (each such date on which an Advance is made, an “Advance Date”) during the period from the Effective Date to the end of the Revolving Period; provided that there shall be no more than two (2) Advance Dates during any calendar week.

(b) Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance and any purchase of Eligible Collateral Obligations in connection therewith, the aggregate outstanding principal amount of all Advances would exceed the lower of (i) the Facility Amount and (ii) the Borrowing Base on such day. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Advances.

Section 2.2 Funding of Advances. (a) Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Advances hereunder by giving notice to the Administrative Agent, each Agent and the Collateral Agent of the proposed Advance at or prior to 10:00 a.m., New York City time, at least (x) in the case of Advances of more than 20% of the then-current Facility Amount, thirty-one (31) days or (y) in the case of Advances of up to 20% of the then-current Facility Amount, one (1) Business Day prior to the proposed Advance Date. Such notice (herein called the “Advance Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Advance Date and amount of such proposed Advance, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Advance Date (if applicable). The amount of any Advance shall at least be equal to the least of (i) $1,000,000, (ii) the (1) Borrowing Base on such day minus (2) the Advances outstanding on such day and (iii) the (1) Facility Amount on such day minus (2) the Advances outstanding on such day before giving effect to the requested Advance as of such date. The amount of each Advance shall be allocated pro rata based on the aggregate Commitments as a Class A-1 Advance and a Class A-2 Advance. Any Advance Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower. The Administrative Agent shall have no obligation to lend funds hereunder in its capacity as Administrative Agent. Subject to receipt by the Collateral Agent of an Officer’s Certificate of the Borrower confirming the satisfaction of the conditions precedent set forth in Section 6.2, and the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Advances available to the Borrower by deposit to such account as may be designated by the Borrower (in a written notice received by the Administrative Agent, each Agent and the Collateral Agent at least one (1) Business Day prior to such Advance Date) in same day funds no later than 2:00 p.m., New York City time, on such Advance Date. Each

Lender shall notify Borrower within two (2) Business Days of any Advance Request made pursuant to Section 2.2(a)(x) if it will elect to fund the related Advance on any day prior to the end of the applicable thirty-one (31) day notice period. The Borrower expressly acknowledges and agrees that any election by any Lender on one or more occasions to fund any Advance on any day prior to the full passage of the applicable thirty-one (31) day notice period set forth in Section 2.2(a)(x) shall not constitute or be deemed to be an amendment, waiver or other modification of the requirement for thirty-one (31) days’ notice prior to any Lender funding any Advance made in respect of an Advance Request made pursuant to Section 2.2(a)(x).

(b) Committed Lender’s Commitment. At no time will any Uncommitted Lender have any obligation to fund an Advance. At all times on and after the Conduit Advance Termination Date, all Advances shall be made by the Agent on behalf of the applicable Committed Lenders. The Administrative Agent shall use commercially reasonable efforts to ensure that Advances are funded in the first instance by the Uncommitted Lenders. At any time when any Uncommitted Lender has failed to or has rejected a request to fund an Advance, its Agent shall so notify the Related Committed Lender and such Related Committed Lender shall fund such Advance. Notwithstanding anything contained in this Section 2.2(b) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Advances then funded by it exceeding its Commitment then in effect. The obligation of the Committed Lender in each Lender Group to remit any Advance shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Agent shall not relieve any other Committed Lender of its obligation hereunder.

(c) Unfunded Commitment Provisions. Notwithstanding anything to the contrary herein, upon the occurrence of the earlier of (i) any acceleration of the maturity of Advances pursuant to Section 13.2 or (ii) the end of the Revolving Period, the Borrower shall request an Advance in the amount, if any, of the Aggregate Unfunded Amount minus the amount then on deposit in the Unfunded Exposure Account. Following receipt of such Advance Request, the Lenders shall fund such requested amount, if any, by depositing such amount directly to the Collateral Custodian to be deposited into the Unfunded Exposure Account, notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 6.2).

Section 2.3 Notes. The Borrower shall, upon request of any Lender Group, on or after such Lender Group becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Advances of such Lender Group. Each such Note shall be payable to the order of the Agent for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4 Repayment and Prepayments. (a) The Borrower shall repay the Advances outstanding (i) on each Distribution Date to the extent required to be repaid hereunder and funds are available therefor pursuant to Section 8.3 and (ii) in full on the Facility Termination Date.

(b) Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Revolving Advance using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that

(i) all such voluntary prepayments shall require prior written notice to the Administrative Agent (with a copy to the Collateral Agent and each Agent) by 11:00 a.m. two (2) Business Days prior to such voluntary prepayment, which notice (herein called the “Prepayment Notice”) shall be in the form of Exhibit C-4 and shall include (among other things) the proposed date of such prepayment and the amount and allocation of such prepayment;

(ii) all such voluntary partial prepayments shall be in a minimum amount of $1,000,000; ~~and~~

(iii) each prepayment shall be applied on the Business Day received by the ~~Administrative~~Collateral Agent if received by 3:00 p.m., New York City time, on such day by the ~~Administrative~~Collateral Agent as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Collection Period to which such Distribution Date relates;

(iv) each prepayment shall be applied pro rata based on the aggregate Commitments to reduce Revolving Advances outstanding; and

(v) for the avoidance of doubt, all prepayments of Term Advances shall be governed by Section 2.5 hereof.

Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(~~b~~c) (if any) resulting from a prepayment or payment.

Section 2.5 Permanent Reduction of Facility Amount. (a) The Borrower may at any time (x) during the Revolving Period if an Extension Request has been rejected by ~~the Administrative Agent~~any Lender or (y) after the end of the Revolving Period, in each case upon five Business Days’ prior written notice to the Administrative Agent and each Agent, permanently reduce the Facility Amount (i) in whole upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Advances~~)~~ or (ii) in part by any pro rata amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Advances (after giving effect to any concurrent prepayment thereof). In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.

(b) The Borrower may at any time, upon five Business Days’ prior written notice to the Administrative Agent and each Agent, permanently reduce the Facility Amount in whole or in part upon payment of the outstanding principal amount of any Term Advances. In connection with any permanent reduction of the Facility Amount under this Section 2.5(b), the Term Commitment of each Lender with a Term Commitment shall automatically, and without any further action by any party, be reduced pro rata with all other Lenders with a Term Commitment.

(c) ~~(b)~~ Notwithstanding anything to the contrary herein, the Borrower may permanently reduce the Facility Amount at any time, provided that if such reduction occurs at any time other than those specified in Section 2.5(a), it shall, unless any Lender has, prior to the date of such permanent reduction in whole or in part, declined an Extension Request, pay the applicable Prepayment Fee to the ~~Administrative~~Collateral Agent, for the respective accounts of the Lenders. Notwithstanding anything to the contrary herein, no Prepayment Fee shall be due in respect of any prepayment or permanent reduction occurring after the end of the Revolving Period.

Section 2.6 Extension of Revolving Period. The Borrower may, at any time after the first anniversary of the Effective Date and prior to the date that is ten Business Days prior to the last date of the Revolving Period, deliver a written notice to each Agent (with a copy to the Administrative Agent) requesting an extension of the Revolving Period for an additional twelve months (each qualifying request, an “Extension Request”). ~~The Administrative Agent~~Each Lender may approve or decline an Extension Request in its sole discretion; provided, that the ~~Administrative Agent~~Lenders shall respond to an Extension Request in writing not later than 30 days to the applicable Agent following receipt of such Extension Request, and if ~~the Administrative Agent~~any Lender does not respond in writing by the end of such 30-day period it shall be deemed to have denied such Extension Request. No request by the Borrower to extend the Revolving Period shall be considered an “Extension Request” if such request is conditioned on an amendment to any other provision of the Transaction Documents. Each Agent shall promptly notify the Collateral Agent of any approved Extension Request. The Collateral Agent shall promptly provide notice of any approved Extension Request to Morningstar.

Section 2.7 Calculation of Discount Factor.

(a) In connection with the purchase of each Collateral Obligation and prior to such Collateral Obligation being purchased by the Borrower and included in the Collateral, the Administrative Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation.

(b) If, but only if, a Revaluation Event occurs with respect to any Collateral Obligation, the Discount Factor of such Collateral Obligation may be amended by the Administrative Agent, in its sole discretion. The Administrative Agent will provide written notice of the revised Discount Factor to the Borrower, the Collateral Agent and the Investment Manager. The Collateral Agent shall forward a copy of such notice to each Agent. To the extent the Investment Manager has actual knowledge or, pursuant to the terms of the applicable Underlying Instruments, has received notice of any Revaluation Event with respect to any Collateral Obligation, the Investment Manager shall give prompt notice thereof to the Administrative Agent and the Collateral Agent (but, in any event, not longer than two Business Days after it receives notice or gains actual knowledge thereof). The Collateral Agent shall forward a copy of such notice to each Agent.

(c) The Administrative Agent will provide written notice of each revised Discount Factor to the Borrower, the Investment Manager, each Agent and the Collateral Agent.

Increase in Facility Amount. The Borrower may, with the prior written consent of the Administrative Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion) and prior written notice to Morningstar, (i) increase the Commitment of the existing Lender Groups (pro rata) with the consent of each such Lender Group, (ii) add additional Lender Groups and/or (iii) increase the Commitment of any Lender Group with the consent of such Lender Group, in each case which shall increase the Facility Amount by the amount of the increased or new Commitment of each such existing or additional Lender Group. Each increase in the Facility Amount shall be allocated to each participating Lender Group pro rata based on their Commitments immediately prior to giving effect to such increase. If any Lender increases its Commitment (including the amount of a new Commitment by a new Lender) (other than in connection with any increase that is designated as a term loan pursuant to Section 2.9), such Lender shall be paid an upfront fee in an amount equal to 0.50% of such increase. Each upfront fee will be paid by (A) any Lender that is concurrently reducing its Commitment (with the consent of the Borrower), up to an aggregate amount equal to 0.50% of such reduction and (B) to the extent any remaining amounts are owed, the Borrower. Notwithstanding the foregoing, no such increase shall be permitted without the prior written consent of DBNY if, after giving effect to any such increase, DBNY’s Commitment will no longer be at least 51% of the Facility Amount.

Term Loan Allocation. During the Revolving Period, the Administrative Agent shall be permitted to (a) designate the Class A-2 Commitment of any Lender Group (including any new Lender Group added pursuant to Section 2.8(ii)) as a Term Advance and (b) cause any Lender Group to assign its Term Commitment to a new Lender Group approved by the Borrower so long as the interest rate of such Term Advance is less than or equal to the then-effective Interest Rate if, in each of clauses (a) and (b), after giving effect to such designation the aggregate amount of Term Advances do not exceed the lesser of (i) the then effective Class A-2 Commitment and (ii) $150,000,000. For the avoidance of doubt, the Borrower shall not be permitted to re-borrow any repaid Term Advance. The Collateral Agent shall promptly provide notice to Morningstar of any increase in the aggregate amount of Term Advances to an amount in excess of $150,000,000.

Article III

YIELD, UNDRAWN FEE, ETC.

Section 3.1 Yield and Undrawn Fee. (a) The Borrower hereby promises to pay, on the dates specified in Section 3.2, Yield on the unpaid principal amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments of Yield and Undrawn Fee shall be allocated and applied to Lenders pro rata based upon the respective amounts of interest and fees due and payable to them.

Section 4.2 Due Date Extension. If any payment of principal or Yield with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to such Advance.

Section 4.3 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, and its direct and indirect beneficial owners, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or such beneficial owners or required to be withheld or deducted from a payment to such Recipient or such beneficial owners and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent and each Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document,

(d) Resolutions. Certified copies of the resolutions of the board of managers (or similar items) of the Borrower and the Investment Manager approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary;

(e) Organization Documents. The certificate of formation (or similar organization document) of each of the Borrower and the Investment Manager certified by the Secretary of State of its jurisdiction of organization; and a certified, executed copy of the Borrower’s and the Investment Manager’s organizational documents;

(f) Good Standing Certificates. Good standing certificates for each of the Borrower and the Investment Manager issued by the applicable Official Body of its jurisdiction of organization;

(g) Incumbency. A certificate of the secretary or assistant secretary of each of the Borrower and the Investment Manager certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(h) Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder;

(i) Opinions. Legal opinions of Dechert LLP counsel for the Borrower and the Investment Manager, and Locke ~~Lorde~~Lord LLP and in-house counsel for the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(j) No Facility Termination Event, etc. Each of the Transaction Documents is in full force and effect and no Facility Termination Event or Unmatured Facility Termination Event has occurred and is continuing or will result from the issuance of the Notes and the borrowing hereunder;

(k) Liens. The Administrative Agent shall have received (i) the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment, security interest and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Administrative Agent and (ii) filed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in any Collateral previously granted by the Borrower and any executed pay-off letters reasonably requested by the Administrative Agent;

(l) Payment of Fees. The Administrative Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders on the Effective Date have been paid in full;

(m) No Material Adverse Effect. No Material Adverse Effect shall have occurred since September 30, 2014 and no litigation shall have commenced which, if successful, could have a Material Adverse Effect;

(n) Financial Statements. The Administrative Agent has received the most recently available copies of the financial statements and reports described in Section 7.5(k) certified by a Responsible Officer of the Investment Manager to be true and correct; such financial statements fairly present in all material respects the financial condition of such Person as of the applicable date of issuance; and

(o) Other. Such other approvals, documents, opinions, certificates and reports as the Administrative Agent may reasonably request.

Section 6.2 Advances and Reinvestments. The making of any Advance (including the initial Advance hereunder) and any Reinvestment are all subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a) No Facility Termination Event, Etc. Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with their terms) and (i) no Facility Termination Event or Unmatured Facility Termination Event shall have occurred and be continuing or will result from the making of such Advance or Reinvestment, (ii) no Investment Manager Event of Default or Unmatured Investment Manager Event of Default shall have occurred and be continuing or will result from the making of such Advance or Reinvestment, (iii) the representations and warranties of the Borrower contained herein, of the Investment Manager contained in the Investment Management Agreement and of the Borrower and the Investment Manager in the other Transaction Documents shall be true and correct in all material respects as of the related Funding Date (or if such representations and warranties specifically refer to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Advance or Reinvestment, and (iv) after giving effect to such Advance or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), the aggregate outstanding principal balance of the Advances will not exceed the Borrowing Base;

(b) Requests. (i) In connection with the funding of any Advance pursuant to Section 2.2(a), the Collateral Agent, each Agent and the Administrative Agent shall have received the Advance Request for such Advance in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (ii) in connection with any Reinvestment, the Collateral Agent, each Agent and the Administrative Agent shall have received the Reinvestment Request for such reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;

(c) Revolving Period. The Revolving Period shall not have ended;

(d) Document Checklist. The Administrative Agent, each Agent and the Collateral Custodian shall have received a Document Checklist for each Eligible Collateral Obligation to be added to the Collateral on the related Funding Date;

(e) Borrowing Base Confirmation. The Collateral Agent, each Agent and the Administrative Agent shall have received an Officer’s Certificate of the Borrower or the Investment Manager (which may be included as part of the Advance Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that the aggregate principal amount of all outstanding Advances shall not exceed the Borrowing Base, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower;

(f) Collateral Quality Tests, Minimum Equity Condition. The Collateral Agent, each Agent and the Administrative Agent shall have received an Officer’s Certificate of the Investment Manager (which may be included as part of the Advance Request or Reinvestment Request) computed as of the date of such requested Advance or Reinvestment, and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such Funding Date, demonstrating that (i) with respect to each Advance, all of the Collateral Quality Tests and the Minimum Equity Condition are satisfied, or (ii) with respect to each Reinvestment, (A) the Diversity Score is at least 8 and (B) each other Collateral Quality Test is satisfied or, if not satisfied, maintained or improved, and the Minimum Equity Condition is satisfied;

(g) Hedging Agreements. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;

(h) Administrative Agent Approval. In connection with the acquisition of any Collateral Obligation by the Borrower, the Borrower shall have received a copy of an Approval Notice with respect to such Collateral Obligation;

(i) Permitted Use. The proceeds of any Advance will be used solely by the Borrower for general corporate purposes consistent with terms hereof, which, for the avoidance of doubt, include dividends and distributions to the Equityholder permitted pursuant to Section 10.16, or to acquire Collateral Obligations as identified on the applicable Asset Approval Request; ~~and~~

(j) Appraised Value. In connection with the acquisition of each Asset Based Loan and within the time periods set forth below, the Borrower or the Investment Manager (on behalf of the Borrower) shall have retained or shall have caused the Obligor to retain an Approved Valuation Firm to calculate the Appraised Value of (A) with respect to any such Collateral Obligation that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Collateral Obligation within twelve (12) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral and (B) with respect to all other Asset Based Loans, the collateral securing such Collateral Obligation within six (6) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral. The Borrower shall cause the Investment Manager to report the Approved Valuation Firm, appraisal metric and Appraised Value for such Collateral Obligation to the Administrative Agent (with a copy to each Agent) in the Advance Request related to such Collateral Obligation~~.~~;

(k) Borrower’s Certification. The Borrower shall have delivered to the Collateral Agent, each Agent and the Administrative Agent an Officer’s Certificate (which may be included as part of the Advance Request or Reinvestment Request) dated the date of such requested Advance or Reinvestment certifying that the conditions described in Sections 6.2(a) through (j) have been satisfied;

(l) Rating Letters. Solely with respect to the initial advance to be made by each Conduit Lender, ~~the Administrative~~each applicable Agent shall have received a letter from each applicable Rating Agency confirming its rating of such Conduit Lender; and

(m) Other. With respect to any Advance, the Administrative Agent shall have received such other approvals, documents, opinions, certificates and reports as they may request, which request is reasonable as to content and timing.

Section 6.3 Transfer of Collateral Obligations and Permitted Investments. (a) The Collateral Custodian shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments in physical form at the Corporate Trust Office.

(b) On the Effective Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower shall (or shall cause the Investment Manager to) direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower shall (or shall cause the Investment Manager to), if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in the definition of “Collateral Obligation File,” cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in the definition of “Collateral Obligation File” to the Collateral Custodian to be credited by the Collateral Custodian to the Principal Collection Account in accordance with the terms of this Agreement.

(c) The Borrower shall (or shall cause the Investment Manager to) cause all Collateral Obligations or Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit by it to the Principal Collection Account, and shall cause all Collateral Obligations and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Collateral Obligation and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i) in the case of an Instrument or a Certificated Security in registered form by having it Indorsed to the Collateral Custodian or in blank by an effective Indorsement or registered in the name of the Collateral Custodian and by (A) delivering such Instrument or

Security Certificate to the Collateral Custodian at the Corporate Trust Office and (B) causing the Collateral Custodian to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Certificated Security at the Corporate Trust Office;

(ii) in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to the Account in the name of the Borrower; and

(iv) in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Collateral Obligation or Permitted Investment (or a description of “all assets” of the Borrower) as the collateral at the filing office of the Secretary of State of Delaware.

Article VII

ADMINISTRATION AND MANAGEMENT OF COLLATERAL OBLIGATIONS

Section 7.1 Investment Manager. The management, administration and collection of the Collateral Obligations shall be conducted by the Person designated as Investment Manager from time to time in accordance with the Investment Management Agreement.

Section 7.2 Investment Manager Events of Default. (a) If an Investment Manager Event of Default shall occur and be continuing, at the election of the Administrative Agent (individually or as directed by the Required Lenders) by written notice to the Borrower (with a copy to each Agent and Morningstar), the Borrower shall (i) not permit the Investment Manager to (w) consent to modifications to Collateral Obligations or Hedging Agreements, (x) cause the Borrower to enter into any Hedging Agreement, (y) consent to any acquisition or disposition of Collateral Obligations under the Investment Management Agreement or (z) take any other action with respect to the Borrower, the Collateral or the Transaction Documents specified by the Administrative Agent (or its representative) to the Investment Manager in its sole discretion from time to time (each, a “Specified Transaction”), (ii) cause the Investment Manager to have the prior written consent of the Administrative Agent in its sole discretion prior to directing the Borrower to enter into any Specified Transaction and (iii) seek to sell, or cause the Investment Manager to seek to sell, in each case at the direction of the Administrative Agent, the Collateral Obligations for fair value on commercially reasonable terms and conditions. The Borrower shall pay the reasonable and documented costs and expenses of any agents and advisers retained by the Administrative Agent in connection with the exercise of the foregoing rights; provided, however, that the Borrower’s obligations to reimburse any such costs and expenses in respect of any period during which an Investment Manager Event of Default shall have occurred and be continuing shall not exceed an amount equal to 2.00% per annum of the average daily value of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations during such period. The Investment Manager hereby agrees to work in good faith with any such agents and advisors. The Investment Management Agreement shall provide that the Investment Manager may not resign until a successor has been chosen ~~in accordance with the foregoing provisions~~ and has commenced services.

In addition, upon the occurrence of an Investment Manager Event of Default, the Borrower shall cause the Investment Manager to, if so requested by the Administrative Agent acting at the direction of the Required Lenders, deliver as directed by the Administrative Agent copies of its Records within five Business Days after demand therefor and an electronic transmission (the form of such transmission shall be reasonably acceptable to such successor investment manager) containing as of the close of business on the date of demand all of the data maintained by the Investment Manager in computer format in connection with managing the Collateral Obligations.

(b) The Borrower shall not permit the Investment Manager to resign from the obligations and duties imposed on it under the Transaction Documents other than in accordance with Section 11 of the Investment Management Agreement.

(c) At any time, any of the Administrative Agent or any Lender may irrevocably waive any rights granted to such party under Section 7.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Collateral Manager and the Administrative Agent (with a copy to each Agent and Morninstar).

Section 7.3 Duties of the Investment Manager. In addition to the duties and obligations set forth in the Investment Management Agreement, the Borrower shall cause the Investment Manager to manage, service, administer and make collections on the Collateral Obligations and perform the other actions required by the Investment Manager in accordance with the terms and provisions of the Transaction Documents and the Investment Management Standard.

(a) The Borrower shall cause the Investment Manager to take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Obligation and its Underlying Instruments and (iii) the Investment Management Standard.

(b) The Borrower shall cause the Investment Manager to administer the Collections in respect of the Loan payments in accordance with the procedures described herein. The Borrower shall cause the Investment Manager to (i) instruct all Obligors (and related agents) to deposit Collections directly into the Collection Account and (ii) deposit all Collections received directly by it into the Collection Account within one (1) Business Day of receipt thereof. The Borrower shall cause the Investment Manager to identify all Collections as either Principal Collections or Interest Collections, as applicable. The Borrower shall cause the Investment Manager to make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.

(c) The Borrower shall cause the Investment Manager to maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon demand of the Administrative Agent, make available, or, upon the occurrence and during the continuation of an Investment Manager Event of Default, deliver to the Administrative Agent (with a copy to each Agent) copies of all material Records in its possession which evidence or relate to the Collections.

(d) The Borrower shall cause the Investment Manager to, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Obligation that does not constitute a Collateral Obligation or was paid in connection with a Retained Interest.

Section 7.4 Reserved.

Section 7.5 Covenants Relating to the Investment Manager. Until the date on or after the Facility Termination Date on which the Advances shall have been repaid in full, all Yield shall have been paid, and no other amount shall be owing to the Secured Parties under this Agreement:

(a) Compliance with Agreements and Applicable Laws. The Borrower shall cause the Investment Manager to perform each of its obligations under this Agreement and the other Transaction Documents and comply with all Applicable Laws, including those applicable to the Collateral Obligations and all Collections thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) Maintenance of Existence and Conduct of Business. The Borrower shall cause the Investment Manager to: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a corporation and its rights and franchises in the jurisdiction of its formation and (B) qualify and remain qualified as a foreign corporation in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a Material Adverse Effect; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder or under its organizational documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations except where the failure to maintain, preserve and protect such licenses, permits, charters and registrations would not reasonably be expected to have a Material Adverse Effect.

(c) Books and Records. The Borrower shall cause the Investment Manager to keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Investment Manager in accordance with GAAP, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Obligations.

(d) ~~Reserved.~~ Rating Agency Information. The Borrower shall cause the Investment Manager to provide Morningstar with all reasonably available information that is reasonably requested by Morningstar in connection with its rating of the Class A-2 Commitment.

(e) ERISA. The Borrower shall cause the Investment Manager to give the Administrative Agent and each ~~Lender~~Agent prompt written notice of any event that could result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA. The Borrower shall not permit the Investment Manager or any Affiliates of the Investment Manager to, cause or permit to occur an event that could result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA.

(f) Compliance with Collateral Obligations and Investment Management Standard. The Borrower shall cause the Investment Manager to, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by the Investment Manager under any Collateral Obligations (except, in the case of a successor Investment Manager, such material provisions, covenants and other provisions shall only include those provisions relating to the collection and managing the Collateral Obligations to the extent such obligations are set forth in a document included in the related Collateral Obligation File) and shall comply with the Investment Management Standard in all material respects with respect to all Collateral Obligations.

(g) Maintain Records of Collateral Obligations. The Borrower shall cause the Investment Manager to, at its own cost and expense, maintain reasonably satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. The Borrower shall cause the Investment Manager to maintain its computer systems so that, from and after the time of sale of any Collateral Obligation to the Borrower, the Investment Manager’s master computer records (including any back-up archives) that refer to such Collateral Obligation shall indicate the interest of the Borrower and the Administrative Agent in such Collateral Obligation and that such Collateral Obligation is owned by the Borrower and has been pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement.

(h) Liens. The Borrower shall not permit the Investment Manager to create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents, whether with respect to the Collateral Obligations or any other Collateral other than Permitted Liens.

(i) Mergers. The Borrower shall not permit the Investment Manager to directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except that the Investment Manager shall be permitted to merge with any entity so long as the Investment Manager remains the surviving corporation of such merger and such merger does not result in a Change of Control; provided, however, that a merger of FS

Investment Corporation III with another business development company sponsored by Franklin Square Holdings, L.P. or other fundamental change transaction the result of which effectively combines the ownership and/or assets of FS Investment Corporation III and a business development company sponsored by Franklin Square Holdings, L.P., or merges or consolidates their respective collateral advisors or sub-advisors, shall be permitted hereunder, with the surviving entity becoming the Equityholder for purposes of this Agreement and the other Transaction Documents, and the parties hereto agree for the benefit of the Investment Manager that such merger or fundamental change transaction shall be permitted under the Sale Agreement and the Investment Management Agreement, and shall not constitute a “change in control or management of the Investment Manager” for purposes of Section 13 of the Investment Management Agreement. The Borrower shall cause the Investment Manager to give prior written notice of any merger to the Administrative Agent and each Agent.

(j) Investment Management Obligations. The Borrower shall not permit the Investment Manager to (i) agree to any amendment, waiver or other modification of any Transaction Document to which it is a party and to which the Administrative Agent is not a party without the prior written consent of the Administrative Agent, (ii) agree or permit the Borrower to agree to a Material Modification with respect to any Collateral Obligation without the prior written consent of the Administrative Agent, (iii) interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents or (iv) change its fiscal year so that the reports described in Section 7.5(k) would be delivered to the Administrative Agent and each Agent less frequently than every 12 months.

(k) Financial Reports. The Borrower shall cause the Investment Manager to furnish, or cause to be furnished, to the Administrative Agent and each Agent:

(i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Equityholder, a copy of the consolidated and consolidating balance sheet of the Equityholder and its consolidated Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income for such year, and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, in the Equityholder’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent and each Agent on the date such documents are made so available; and

(ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of the Equityholder and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income of the Equityholder and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Equityholder and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, in the Equityholder’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent and each Agent on the ~~sate~~date such documents are made so available.

(l) Obligor Reports. The Borrower shall cause the Investment Manager to furnish to the Administrative Agent, with respect to each Obligor

(i) within 15 Business Days of the completion of the Investment Manager’s portfolio review of such Obligor (which, for any individual Obligor, shall occur no less frequently than quarterly), without duplication of any other reporting requirements set forth in this Agreement or any other Transaction Document, any financial reporting packages with respect to such Obligor and with respect to each Collateral Obligation for such Obligor (including any attached or included information, statements and calculations) received by the Borrower and/or the Investment Manager as of the date of the completion of such review. In no case, however, shall the Investment Manager be obligated hereunder to deliver such Obligor reports to the Administrative Agent more than once per calendar month. Upon demand by the Administrative Agent, the Borrower shall cause the Investment Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Collateral Obligation or Obligor (to the extent reasonably available to the Investment Manager); and

(ii) not later than the date on which financial statements are due in respect of any fiscal quarter, any updated Obligor Information for such Obligor received during such fiscal quarter, including notice of any unavailable items of Obligor Information.

(m) Commingling. The Borrower shall not permit the Investment Manager to, and shall not permit any Affiliate of the Investment Manager to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.

Section 7.6 Reserved.

Section 7.7 Collateral Reporting. The Borrower shall cause the Investment Manager to cooperate with the Collateral Agent in the performance of the Collateral Agent’s duties under Section 11.3. Without limiting the generality of the foregoing, the Borrower shall cause the Investment Manager to supply in a timely fashion any information maintained by it that the Collateral Agent may from time to time request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder.

Section 7.8 Reserved.

Section 7.9 Procedural Review of Collateral Obligations; Access to Investment Manager and Investment Manager’s Records. (a) The Borrower shall, and shall cause the Investment Manager to, at the Borrower’s expense, permit representatives of the Administrative

Section 7.10 Optional Sales. (a) The Borrower shall have the right to sell all or a portion of the Collateral Obligations (each, an “Optional Sale”), subject to the following terms and conditions:

(i) immediately after giving effect to such Optional Sale:

(A) each Collateral Quality Test is satisfied (or, if any Collateral Quality Test is not satisfied, it is improved);

(B) the Minimum Equity Condition is satisfied;

(C) the Borrowing Base is greater than or equal to the Advances outstanding; and

(D) no Facility Termination Event, Unmatured Facility Termination Event, Unmatured Investment Manager Event of Default or Investment Manager Event of Default shall have occurred and be continuing; provided that, once in any twelve-month period, if an Unmatured Facility Termination Event or Unmatured Investment Manager Event of Default is continuing, the Borrower may make an Optional Sale if, after giving effect to such Optional Sale, such event is cured (although, for the avoidance of doubt, such event shall be continuing for all purposes hereunder until the settlement date of such Optional Sale);

provided, notwithstanding the above, that the Borrower may make (i) any Optional Sale of any Collateral Obligation that, in the Collateral Manager’s reasonable judgment, has a significant risk of declining in credit quality and, with the lapse of time, becoming a Defaulted Collateral Obligation, if after giving effect to such Optional Sale, (a) no Facility Termination Event is continuing and (b) the aggregate Principal Balance of all such Collateral Obligations sold pursuant to this proviso in any twelve-month period does not exceed 15% of the Aggregate Eligible Collateral Obligation Amount in effect on the date of such sale, (ii) any Optional Sale of any Collateral Obligation if (x) the sale price is equal to or greater than the Principal Balance of such Collateral Obligation and (y) the proceeds from such Optional Sale are applied to reduce the Advances or (iii) any Optional Sale required as a result of the Required Sale Date.

(ii) at least one (1) Business Day prior to the date of any Optional Sale, the Borrower shall cause the Investment Manager to give the Administrative Agent, each Agent, the Collateral Custodian and the Collateral Agent written notice of such Optional Sale, which notice shall identify the related Collateral subject to such optional sale and the expected proceeds from such Optional Sale and include (x) an Officer’s Certificate computed as of the date of such request and after giving effect to such Optional Sale, demonstrating compliance with clauses (A), (B) and (C) above and all other conditions set forth herein are satisfied and (y) a certificate of the Investment Manager substantially in the form of Exhibit F-3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;

(iii) such Optional Sale shall be made by the Investment Manager, on behalf of the Borrower (A) in accordance with the Investment Management Standard, (B)

Section 7.11 Repurchase or Substitution of Warranty Collateral Obligations. In the event of (x) a Repurchase Event or (y) a breach of Section 9.5, Section 9.13 or Section 9.26 or of a material breach of any other representation, warranty, undertaking or covenant set forth in Article IX, Article X, Section 18.3 or Section 18.5(b) with respect to a Collateral Obligation (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Obligation) (each such Collateral Obligation, a “Warranty Collateral Obligation”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Equityholder or the Investment Manager and (y) receipt by the Equityholder or the Investment Manager of written notice thereof given by the Administrative Agent (with a copy to each Agent), the Borrower shall either (a) repay Advances outstanding in an amount equal to the aggregate Repurchase Amount of such Warranty Collateral Obligation(s) to which such breach relates on the terms and conditions set forth below or (b) substitute for such Warranty Collateral Obligation one or more Eligible Collateral Obligations with an aggregate Collateral Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30-day period either (x) such Repurchase Event shall no longer be continuing or (y) the representations and warranties in Article IX with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had become part of the Collateral on such day, as applicable or if the Advances outstanding do not exceed the Borrowing Base, as applicable.

Section 7.12 Required Sale Date. Notwithstanding anything else in this Agreement to the contrary, the Borrower shall divest itself of all Required Sale Assets on or prior to the Required Sale Date.

Article VIII

ACCOUNTS; PAYMENTS

Section 8.1 Accounts. (a) On or prior to the Effective Date, the Borrower shall establish each Account in the name of the Borrower and each Account shall be a segregated, non-interest bearing trust account established with the Securities Intermediary, who shall forward funds from the Collection Account to the Collateral Agent for application by the Collateral Agent pursuant to Section 8.3 and the applicable Monthly Report. If at any time a Responsible Officer of the Collateral Agent obtains actual knowledge that any Account ceases to be an Eligible Account (with notice to the Investment Manager ~~and~~, the Administrative Agent and each Agent and Morningstar), then the Borrower shall cause the Investment Manager to transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.

Except as set forth below, amounts on deposit in the Unfunded Exposure Account may be withdrawn by the Borrower or at the direction of the Investment Manager (i) to fund any draw requests of the relevant Obligors under any Variable Funding Asset, or (ii) to make a deposit into the Collections Account as Principal Collections if, after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than the Aggregate Unfunded Amount.

Following the Facility Termination Date, the Borrower shall cause the Investment Manager to forward any draw request made by an Obligor under a Variable Funding Asset, along with wiring instructions for the applicable Obligor, to the Collateral Custodian (with a copy to the Administrative Agent and each Agent) along with an instruction to the Collateral Custodian to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Custodian shall fund such draw request in accordance with such instructions from the Investment Manager.

Following the end of the Revolving Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Variable Funding Asset and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Borrower shall cause the Investment Manager to direct the Collateral Custodian to and the Collateral Custodian shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall.

(b) All amounts held in any Account shall, to the extent permitted by Applicable Laws, be invested by the Collateral Custodian, as directed by the Investment Manager in writing (or, if the Investment Manager fails to provide such direction, such amounts shall remain uninvested), in Permitted Investments that mature (i) with respect to the Collection Account, not later than one Business Day prior to the Distribution Date for the Collection Period to which such amounts relate and (ii) with respect to the Unfunded Exposure Account, on the immediately following Business Day. Any such written direction shall certify that any such investment is authorized by this Section 8.1. Investments in Permitted Investments shall be made in the name of the Collateral Custodian, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Custodian shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Investment Manager or, if the Investment Manager shall fail to give such direction, the Administrative Agent. The Collateral Custodian shall, upon written request, provide the Administrative Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collateral Agent or the Collateral Custodian be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Investment Manager or the Administrative Agent, as applicable, to timely provide investment instruction to the Collateral Custodian. The Collateral Agent or the Collateral Custodian and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral

(B) SECOND, to the Collateral Agent and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses for the related Collection Period pursuant to the Collateral Agent and Collateral Custodian Fee Letter, which expenses shall not exceed the amount of the Capped Fees/Expenses;

(C) THIRD, to the Investment Manager (unless waived or deferred in whole or in part by the Investment Manager), any fees of the Investment Manager in an aggregate amount not to exceed the amount of any accrued and unpaid Primary IM Fee for the related Collection Period;

(D) FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(D), (A) to the Lenders, an amount equal to the Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date) (provided, that if the Cost of Funds Rate exceeds the sum of (x) the LIBOR Rate and (y) 0.50%, Yield distributed pursuant to this clause (A) shall be limited to an amount equal to the Yield calculated with a Cost of Funds Rate equal to the sum of (x) the LIBOR Rate and (y) 0.50%), (B) to the Administrative Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid Fees due to the Lenders, the Agents and the Administrative Agent and (C) to the Hedge Counterparties, any amounts owed for the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E) FIFTH, during the Revolving Period, (1) first, to the Agents on behalf of their respective Lenders pro rata in accordance with the outstanding Advances, (~~1~~A) first (x) in the amount necessary to reduce the Revolving Advances outstanding and second (y) if there are no Revolving Advances outstanding, to reduce the Term Advances outstanding, in each case, to an amount not to exceed ~~any~~the Borrowing Base and (~~2~~B) if the Diversity Score is lower than 8, in the amount necessary first (x) to reduce the Revolving Advances outstanding to zero~~;~~ and second (y) if there are no Revolving Advances outstanding, to reduce the Term Advances outstanding to zero and (2) second, pro rata based on the amounts owed to such Persons under this Section 8.3(a)(E)(2) (x) to the Administrative Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid fees pursuant to the Lender Fee Letter and (y) to the Lenders, an amount equal to the Yield not paid pursuant to Section 8.3(a)(D) due to the limitation set forth therein;

(F) SIXTH, after the end of the Revolving Period, (1) first, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding, an amount equal to the sum of (i) all remaining Amount Available constituting Principal Collections plus (ii) the product of (a) all remaining Amount Available constituting Interest Collections multiplied by (b) the applicable Lender Allocation Percentage~~;~~ and (2) second, pro rata based on the amounts owed to such Persons under this Section 8.3(a)(F)(2) (x) to the Administrative Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid fees pursuant to the Lender Fee Letter and (y) to the Lenders, an amount equal to the Yield not paid pursuant to Section 8.3(a)(D) due to the limitation set forth therein;

(G) SEVENTH, to Morningstar for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with its rating of the Class A-2 Commitment;

(H) ~~(G) SEVENTH~~EIGHTH, to the Investment Manager (unless waived or deferred in whole or in part by the Investment Manager), any fees of the Investment Manager in an aggregate amount not to exceed the amount of any accrued and unpaid Secondary IM Fee for the related Collection Period, as well as any expenses of the Investment Manager or other amounts owing to the Investment Manager, in each case reimbursable or owing under the terms of the Investment Management Agreement;

(I) ~~(H) EIGHTH~~NINTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(~~H~~I), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(J) ~~(I) NINTH~~TENTH, to any Affected Persons, any Increased Costs then due and owing;

(K) ~~(J) TENTH~~ELEVENTH, to the extent not previously paid pursuant to Section 8.3(a)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;

(L) ~~(K) ELEVENTH~~TWELFTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnified Amounts then due and owing to each such Indemnified Party;

(M) ~~(L) TWELFTH~~THIRTEENTH, at the election of the Investment Manager to pay to the Investment Manager any deferred and unpaid Primary IM Fee or deferred and unpaid Secondary IM Fee;

~~(N) (M) THIRTEENTH~~FOURTEENTH, to the extent not previously paid pursuant to Section 8.3(a)(B) above, to the Collateral Agent and the Collateral Custodian, any Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent and the Collateral Custodian under the Transaction Documents;

(O) ~~(N) FOURTEENTH~~FIFTEENTH, to pay any other amounts due under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a); and

(P) ~~(O) FIFTEENTH~~SIXTEENTH, (A) all remaining Amount Available constituting Interest Collections to the Borrower or, during the Revolving Period at the discretion of the Investment Manager, to remain in the Collection Account and (B) all remaining Amount Available constituting Principal Collections, (x) during the Revolving Period, to remain in the Collection Account as Principal Collections and (y) after the end of the Revolving Period, to the Borrower.

(b) During the Revolving Period, the Borrower may make distributions pursuant to Section 10.16. The Borrower may also withdraw from the Collection Account (x) any Principal Collections, or (y) if after giving effect to such withdrawal, the Borrower is able to make all required payments pursuant to Section 8.3 on the next Distribution Date on a pro forma basis, Interest Collections, and apply such Collections to (A) prepay the Advances outstanding in accordance with Section 2.4 or (B) acquire additional Collateral Obligations (each such reinvestment of Collections, a “Reinvestment”), subject to the following conditions:

(i) the Borrower shall have given written notice to the Collateral Agent, each Agent and the Administrative Agent of the proposed Reinvestment at or prior to 3:00 p.m., New York City time, two Business Days prior to the proposed date of such Reinvestment (the “Reinvestment Date”). Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and a Schedule of Collateral Obligations setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Reinvestment Date (if applicable);

(ii) each condition precedent set forth in Section 6.2, other than those set forth in clauses (i) and (m) thereof, shall be satisfied;

(iii) upon the written request of the Borrower (or the Investment Manager on the Borrower’s behalf) delivered to the Collateral Agent no later than 11:00 a.m. New York City time on the Reinvestment Date, the Collateral Agent shall have provided to the Administrative Agent and each Agent by facsimile or e-mail (to be received no later than 1:30 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account; and

(iv) any Reinvestment Request given by the Borrower pursuant to this Section 8.3(b), shall be irrevocable and binding on the Borrower.

Subject to the Collateral Agent’s receipt of an Officer’s Certificate of the Investment Manager as to the satisfaction of the conditions precedent set forth in Section 6.2 and this Section 8.3, the Collateral Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.

Section 8.4 Fees. The Borrower shall pay, pursuant hereto, the Undrawn Fee, the Make-Whole Fee, the Prepayment Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated on or after the date hereof ~~(or dated the date any Lender and its related Lender Group becomes a party hereto pursuant to an assignment or otherwise)~~, signed by the Borrower, ~~the applicable Agent and~~ the Administrative Agent and/or any applicable Lender Group (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).

Section 8.5 Monthly Report. The Collateral Agent shall prepare (based on information provided to it by the Investment Manager, the Administrative Agent, the Agents and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to the Administrative Agent, each Agent, Morningstar, the Borrower and the Investment Manager on each Reporting Date starting with the Reporting Date in January 2015. If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Agent and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Administrative Agent) a copy of such notice and information to the Administrative Agent and the Investment Manager. Unless the Collateral Agent is otherwise timely directed by the Administrative Agent, each Agent, the Collateral Agent shall distribute a revised Monthly Report on the Business Day after it receives such information. If the Collateral Agent is directed by the Administrative Agent that the Collateral Agent should not make such correction, the Collateral Agent shall take such action as instructed by the Administrative Agent. The Administrative Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final.

Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, the Administrative Agent and the ~~Lenders~~Agents shall be responsible for providing to the Collateral Agent the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Agent may conclusively rely. The Administrative Agent shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates. Upon receipt of approval from the Administrative Agent, such reports, instructions, statements and certificates shall be executed by the Borrower and the Investment Manager and, in the case of the Monthly Report, the Collateral Agent shall make the distributions required by Section 8.3 pursuant to such Monthly Report.

Article IX

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Advances hereunder, the Borrower hereby represents and warrants to the Administrative Agent, the Agents and the Lenders as to itself, as of the Effective Date and each Funding Date, as follows:

Section 9.1 Organization and Good Standing. It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Collateral Obligations and its interest in the Related extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC. The Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreement. There are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower (other than with respect to Permitted Liens).

Section 9.14 Information True and Correct. All information (other than any information provided to the Borrower by an un-Affiliated third party) heretofore or hereafter furnished by or on behalf of the Borrower in writing to any Lender, the Collateral Agent, any Agent or the Administrative Agent in connection with this Agreement or any transaction contemplated hereby is and will be (when taken as a whole) true and correct in all material respects and does not omit to state any material fact necessary to make the statements contained therein not misleading. With respect to any information received from any un-Affiliated third party, the Borrower (i) will not furnish (and has not furnished) any such information to any Lender, the Collateral Agent, any Agent or the Administrative Agent in connection with this Agreement or any transaction contemplated hereby that it knows (or knew) to be incorrect at the time such information is (or was) furnished in any material respect and (ii) has informed (or will inform) the applicable Lender, the Collateral Agent, the applicable Agent or the Administrative Agent, as applicable, of any such information which it found to be incorrect in any material respect after such information was furnished.

Section 9.15 Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 9.16 Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

Section 9.17 Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Agent or Lender.

Section 9.18 Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

statement, naming the Borrower as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of the Secretary of State of the State of Delaware. From time to time thereafter, the Borrower shall file (and the Borrower hereby authorizes the Collateral Agent to so file) such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Collateral Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Collateral Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Collateral Agent or the Administrative Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however neither the Collateral Agent nor the Administrative Agent shall have any liability in connection therewith.

(b) The Borrower shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Borrower (or by the Collateral Agent on behalf of the Borrower) in accordance with subsection (a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Administrative Agent, each Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent, each Agent and Administrative Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).

(c) The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties. Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation, Substituted Collateral Obligation or otherwise as expressly permitted by this Agreement.

(d) Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in loan receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Collateral shall indicate clearly that such Collateral is subject to a first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties.

Section 10.2 Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3 Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs, charges and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4 Reporting Requirements. The Borrower shall furnish, or cause to be furnished, to the Administrative Agent, the Collateral Agent ~~and each Lender~~(who shall forward a copy of any item received pursuant to subsection (a) below to Morningstar) and each Agent:

(a) as soon as possible and in any event within three Business Days after a Responsible Officer of the Borrower shall have knowledge of the occurrence of a Facility Termination Event, Unmatured Facility Termination Event, Investment Manager Event of Default or Unmatured Investment Manager Event of Default, the statement of an Executive Officer of the Borrower setting forth complete details of such event and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(b) promptly, from time to time, such other information, documents, records or reports respecting the Collateral Obligations or the Related Security, the other Collateral or the condition or operations, financial or otherwise, of the Borrower as such Person may, from time to time, reasonably request; and

(c) promptly, in reasonable detail, (i) of any Adverse Claim known to it that is made or asserted against any of the Collateral and (ii) any Material Modification.

Section 10.5 Separate Existence. (a) The Borrower shall at all times: (i) maintain at least one Independent Manager; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) have a board of managers separate from that of any other Person; (v) file its own Tax returns, except to the extent that the Borrower is treated as a “disregarded entity” for Tax purposes and is not required to file Taxes under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Borrower has established proper reserves on its books in accordance with GAAP; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Borrower’s own separate balance sheet (if the Borrower prepares its own separate balance sheet); (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s length relationship with the Equityholder and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause its board of managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all respects all other Delaware limited liability company formalities; (xviii) not acquire the obligations or any securities of its Affiliates; (xix) cause the managers, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and (xx) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Borrower, shall immediately become the member of the Borrower in accordance with its organizational documents.

(b) The Borrower shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a); (ii) fail to be solvent; (iii) release, sell, transfer, convey or assign any Collateral Obligation unless in accordance with the Transaction Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Borrower, enter into any transaction with an Affiliate of the Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral, any REO Asset Owner and the related assets and incidental personal property necessary for the ownership or operation of these assets.

(c) The Borrower shall not (and shall not permit the Equityholder to) take any action contrary to the “Assumptions and Facts” section in the opinion of Dechert LLP, dated the date hereof, relating to certain nonconsolidation matters.

Section 10.6 Hedging Agreements. (a) With respect to any Fixed Rate Collateral Obligation (other than Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount”), the Borrower hereby covenants and agrees that, upon the direction of the Administrative Agent in its sole discretion as notified to the Borrower and the Investment Manager on or prior to the related Funding Date for such Collateral Obligation, the Borrower shall obtain and deliver to the Collateral Agent (~~with~~which shall forward a copy to the Administrative Agent, each Agent and Morningstar) one or more Hedging Agreements from qualified Hedge Counterparties having, singly or in the aggregate, an Aggregate Notional Amount not less than the amount determined by the Administrative Agent in its reasonable discretion, which (1) each shall have a notional principal amount equal to or greater than $1,000,000, (2) may provide for reductions of the Aggregate Notional Amount on each Distribution Date on an amortization schedule for such Aggregate Notional Amount assuming a 0.0 ABS prepayment speed (or such other ABS prepayment speed as may be approved in writing by the Administrative Agent) and zero losses, and (3) shall have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Administrative Agent in its sole discretion.

(b) In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date. The Borrower shall give notice to ~~the Lenders~~each Agent and Morningstar upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Administrative Agent.

(c) In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, either (x) such Hedge Counterparty, upon the receipt of the consent of the Administrative Agent, will enter into an arrangement the purpose of which shall be to assure performance by the Hedge Counterparty of its obligations under the applicable Hedging Agreement; or (y) the Borrower shall, at its option and with the written consent (in its sole discretion) of the Administrative Agent, either (i) cause such Hedge Counterparty to pledge securities in the manner provided by applicable law which shall be held by the Collateral Agent, for the benefit of the Secured Parties, free and clear of the Lien of any third party, in a manner conferring on the Collateral Agent a perfected first Lien in such securities securing such Hedge Counterparty’s performance of its obligations under the applicable Hedging Agreement, (ii) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(d) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Agent, each Agent, Morningstar and the Administrative Agent) of its intention to terminate the applicable Hedging Agreement within such 30-day period and (B) terminate the applicable Hedging Agreement within such 30-day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (iii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) with the written consent (in its sole discretion) of the Administrative Agent (a “Qualified Substitute Arrangement”); provided, that in the event at any time any alternative arrangement established pursuant to the above shall cease to be satisfactory to the Administrative Agent, then the provisions of this Section 10.6(c), shall again be applied and in connection therewith the 30-day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.

(d) Unless an alternative arrangement pursuant to clause (x) or (y)(i) or (y)(iii) of Section 10.6(c) is being established, the Borrower shall use its best efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 10.6 during the 30-day period referred to in Section 10.6(c). The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of the

30-day period referred to in said Section 10.6(c), the Borrower delivers to the Collateral Agent (with a copy to the Administrative Agent and each Agent) (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel reasonably satisfactory to the Administrative Agent as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be, and (iii) evidence that the Administrative Agent has consented in writing to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.

(e) The Borrower shall notify the Administrative Agent, each Agent and the Collateral Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.

(f) The Borrower may at any time obtain a Replacement Hedging Agreement with the consent (in its sole discretion) of the Administrative Agent.

(g) The Borrower shall not agree to any amendment to any Hedging Agreement without the consent (in its sole discretion) of the Administrative Agent.

(h) The Borrower shall notify the Administrative Agent, each Agent and the Collateral Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(i) The Borrower, with the consent of the Administrative Agent in its sole discretion, may sell all or a portion of the Hedging Agreements; provided, that no consent of the Administrative Agent shall be required for the sale of all or a portion of any Hedging Agreement relating to Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount.” The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Administrative Agent, each Agent and the Collateral Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower and, at the Borrower’s request, the Collateral Agent, upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Administrative Agent, execute all documentation necessary to release the Lien of the Collateral Agent on such Hedging Agreement and proceeds thereof.

Notwithstanding the foregoing, with respect to any Collateral Obligation, the Borrower may include in an Asset Approval Request provisions of Hedging Agreements applicable to such Collateral Obligation, and, if nothing to the contrary is included in the related Approval Notice delivered to the Borrower by the Administrative Agent, the provisions relating to Hedging Agreements in the Asset Approval Request shall control to the extent such provisions conflict with this Section 10.6. Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Collateral

Section 10.14 Preservation of Existence. It shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

Section 10.15 Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries other than REO Asset Owners; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.

Section 10.16 Distributions. (a) The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that the Borrower may make a distribution of (A) (1) Interest Collections, (2) during any 12-month period, an aggregate amount of Principal Collections or proceeds of any Advance equal to 10% of the Aggregate Eligible Collateral Obligation Amount as of the first day of such 12-month period during the Revolving Period, (3) any Principal Collections or proceeds of any Advance in excess of the amount permitted under the foregoing clause (2), and (4) with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), any Collateral Obligations or other assets of the Borrower, in each case, if after giving effect to such distribution, (v) as certified in writing by the Borrower and Investment Manager to the Administrative Agent (with a copy to each Agent), sufficient proceeds remain for all payments to be made pursuant to Section 8.3(a) (other than clause (N) thereof) on the next Distribution Date, (w) no Unmatured Facility Termination Event, Facility Termination Event, Unmatured Investment Manager Event of Default or Investment Manager Event of Default shall have occurred and be continuing, (x) each Collateral Quality Test is satisfied, (y) the Minimum Equity Condition is satisfied and (z) the Borrowing Base Condition is satisfied, (B) amounts paid to it pursuant to Section 8.3(a) on the applicable Distribution Date and (C) the proceeds of any Advance on the applicable Advance Date, but only if such Advance is made in respect of an Eligible Collateral Obligation acquired by the Borrower either (1) prior to such Advance Date if such Eligible Collateral Obligation was identified on the related Asset Approval Request as an asset with respect to which the Borrower intends to make a future distribution pursuant to this Section 10.16(C)(1) or (2) on such Advance Date.

(b) Prior to foreclosure by the Administrative Agent upon any Collateral pursuant to Section 13.3(c), nothing in this Section 10.16 or otherwise in this Agreement shall restrict (i) the Investment Manager from exercising any Warrant Assets issued to it by Obligors from time to time or (ii) the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to the Borrower under Section 8.3(a) or made available to the Borrower.

Termination Event) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Collateral Agent (at the written direction of the Administrative Agent).

Section 10.21 Delivery of Collateral Obligation Files. The Borrower (or the Investment Manager on behalf of the Borrower) shall deliver to the Collateral Custodian (with a copy to the Administrative Agent at the following e-mail addresses (for electronic copies): kevin.a.tanzer@db.com, amit.patel@db.com and nii.dodoo@db.com, and a copy to each Agent) the Collateral Obligation Files identified on the related Document Checklist promptly upon receipt but in no event later than three (3) Business Days of the related Funding Date; provided that any file stamped document included in any Collateral Obligation File shall be delivered as soon as they are reasonably available (even if not within three (3) Business Days of the related Funding Date).

Section 10.22 Collateral Obligation Schedule.~~(a)~~ As of the end of each January, April, July and October of each year, the Borrower shall deliver an update of the Collateral Obligation Schedule to the Administrative Agent (with a copy to the Collateral Agent and each Agent), certified true and correct by each of the Borrower and the Investment Manager. The Borrower hereby authorizes a UCC-3 amendment to be filed quarterly attaching each such updated Collateral Obligation Schedule and shall file such UCC-3 amendment at the request of the Administrative Agent. Upon filing, a copy of such UCC-3 shall be provided to the Collateral Agent and Administrative Agent.

Section 10.23 Rating Agency Information. The Borrower shall provide Morningstar with all reasonably available information that is reasonably requested by Morningstar in connection with its rating of the Class A-2 Commitment.

Article XI

THE COLLATERAL AGENT

Section 11.1 Appointment of Collateral Agent. Wells Fargo Bank, National Association is hereby appointed as Collateral Agent pursuant to the terms hereof. The Secured Parties hereby appoint the Collateral Agent to act exclusively as the agent for purposes of perfection of a security interest in the Collateral and Collateral Agent of the Secured Parties to act as specified herein and in the other Transaction Documents to which the Collateral Agent is a party.

Section 11.2 Monthly Reports. The Collateral Agent shall prepare the Monthly Report in accordance with Section 8.5 and distribute funds in accordance with such Monthly Report in accordance with Section 8.3.

Section 11.3 Collateral Administration. The Collateral Agent shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Investment Manager ~~and~~, the Administrative Agent and the Agents certain reports, schedules and calculations, all as more particularly described in this Section 11.3, based upon information and data received from the Borrower and/or the Investment Manager pursuant to Section 7.7 or from the Agents and/or the Administrative Agent.

(a) In connection therewith, the Collateral Agent shall:

(i) within 15 days after the Effective Date, create a Collateral database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the Accounts from time to time and Permitted Investments in which amounts held in the Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);

(ii) update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral and any additional Collateral granted to the Collateral Agent from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Agent by the Borrower, the Investment Manager or the Administrative Agent as may be reasonably required by the Collateral Agent from time to time or based upon notices received by the Collateral Agent from the issuer, or trustee or agent bank under an underlying instrument, or similar source);

(iii) track the receipt and allocation to the Collection Account of Principal Collections and Interest Collections and any withdrawals therefrom and, on each Business Day, provide to the Investment Manager and Administrative Agent daily reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Agent shall provide any such report to the Administrative Agent or the Investment Manager upon its request therefor;

(iv) prepare and deliver to the Administrative Agent, the Borrower and the Investment Manager on each Reporting Date, (A) the Monthly Report and any update pursuant to Section 8.5 when requested by the Investment Manager, the Borrower or the Administrative Agent, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by each ~~Lender~~Agent and the Administrative Agent pursuant to Section 3.4 and such other information as may be provided to the Collateral Agent by the Borrower, the Investment Manager, the Administrative Agent, any Agent or any Lender;

(v) provide other such information with respect to the Collateral granted to the Collateral Agent and not released as may be routinely maintained by the Collateral Agent in performing its ordinary Collateral Agent function pursuant hereunder, as the Borrower, the Investment Manager, the Administrative Agent, any Agent or any Lender may reasonably request from time to time;

(vi) upon the written request of the Investment Manager on any Business Day and within three hours after the Collateral Agent’s receipt of such request (provided such request is received by 12:00 Noon (New York time) on such date (otherwise such request will be deemed made on the next succeeding Business Day), the Collateral Agent shall perform the following functions: as of the date the Investment Manager commits on behalf of the instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

Section 11.4 Removal or Resignation of Collateral Agent. The Collateral Agent may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Investment Manager, the Borrower ~~and~~, the Administrative Agent, Morningstar and each Agent; provided, that no resignation or removal of the Collateral Agent will be permitted unless a successor Collateral Agent has been appointed which successor Collateral Agent, so long as no Unmatured Investment Manager Event of Default, Investment Manager Event of Default, Unmatured Facility Termination Event or Facility Termination Event has occurred and is continuing, is reasonably acceptable to the Investment Manager. Promptly after receipt of notice of the Collateral Agent’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Agent by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Investment Manager, each Agent, the resigning Collateral Agent and to the successor Collateral Agent. In the event no successor Collateral Agent shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Agent. The Administrative Agent upon at least 60 days’ prior written notice to the Collateral Agent, may with or without cause remove and discharge the Collateral Agent or any successor Collateral Agent thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Agent, the Administrative Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Agent. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Agent and the successor Collateral Agent, with a copy delivered to the Borrower, each Agent and the Investment Manager.

Section 11.5 Representations and Warranties. The Collateral Agent represents and warrants to the Borrower, the Administrative Agent, the Lenders and Investment Manager that:

(a) the Collateral Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any

Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.

(j) Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Investment Manager, the Administrative Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent. It is expressly acknowledged by the Borrower, the Investment Manager ~~and~~, the Administrative Agent and each Agent that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Investment Manager, the Administrative Agent, any Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Obligation, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(l) The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Investment Manager, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Collateral Agent’s duties hereunder. The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Investment Manager, the Administrative Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Investment Manager, the Administrative Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful

(or the Investment Manager on behalf of the Borrower) to the Collateral Agent so long as the Facility Termination Date has not occurred or (iii) Repurchased Collateral Obligations or Substituted Collateral Obligation pursuant to Section 7.11.

In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3 and conducted in the ordinary course of business consistent with industry standards and practices (including the use of escrows), the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Borrower, execute and deliver to the Borrower any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

Article XIII

FACILITY TERMINATION EVENTS

Section 13.1 Facility Termination Events. Each of the following shall constitute a Facility Termination Event under this Agreement:

(a) any default in the payment when due of (i) any principal of any Advance or (ii) any other amount payable by the Borrower or the Investment Manager hereunder, including any Yield on any Advance, any Undrawn Fee or any other Fee, in each case, which default shall continue for two Business Days;

(b) the Borrower or the Investment Manager shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Section 10.7, Section 10.9, Section 10.11 and Section 10.16 as to each of which no grace period shall apply, any such failure shall remain unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Investment Manager, and (ii) the date on which a Responsible Officer of the Borrower or the Investment Manager acquires knowledge thereof;

(c) any representation or warranty of the Borrower or the Investment Manager made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower or the Investment Manager to the Administrative Agent, any Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Investment Manager, and (ii) the date on which a Responsible Officer of the Borrower or the Investment Manager acquires knowledge thereof; provided, that no breach

(j) a Change of Control shall have occurred;

(k) either (i) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or (ii) FS Investment Corporation III ceases to be a “business development company” within the meaning of the 1940 Act;

(l) failure on the part of the Borrower or the Investment Manager to (i) make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Person or Indemnified Party) required by the terms of any Transaction Document in accordance with Section 7.3(b) and Section 10.10 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral;

(m) (i) failure of the Borrower to maintain at least one Independent Manager, (ii) the removal of any Independent Manager without cause or prior written notice to the Administrative Agent and each Agent (in each case as required by the organization documents of the Borrower) or (iii) an Independent Manager of the Borrower which is not pre-approved by the ~~Administrative Agent~~Required Lenders shall be appointed without the consent of the ~~Administrative Agent~~Required Lenders; provided that, in the case of each of clauses (i) and (ii), the Borrower shall have five (5) Business Days to replace any Independent Manager upon the death or incapacitation of the current Independent Manager;

(n) the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the ~~Administrative Agent~~Required Lenders, which consent may be withheld in the exercise of its sole and absolute discretion;

(o) any court shall render a final, non-appealable judgment against the Borrower or the Investment Manager (i) in an amount in excess of $250,000 (or, with respect to the Investment Manager, $1,000,000) which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 60 days of the making thereof or (ii) for which the Administrative Agent shall not have received evidence satisfactory to it that an insurance provider for the Borrower or the Investment Manager, as applicable, has agreed to satisfy such judgment in full subject to any deductibles not exceeding $250,000 (or, with respect to the Investment Manager, $1,000,000); or the attachment of any material portion of the property of the Borrower or the Investment Manager which has not been released or provided for to the reasonable satisfaction of the Administrative Agent within 30 days after the making thereof;

(p) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that Dechert LLP or any other reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower;

(q) failure to pay, on the Facility Termination Date, all outstanding Obligations; or

(r) during the Revolving Period, the Minimum Equity Condition is not satisfied and such condition continues unremedied for two (2) consecutive Business Days.

Section 13.2 Effect of Facility Termination Event.

(a) Optional Termination. Upon notice by the Collateral Agent or the ~~Administrative Agent~~Required Lenders (with a copy to Morningstar) that a Facility Termination Event (other than a Facility Termination Event described in Section 13.1(d)) has occurred, the Revolving Period will automatically terminate and no Advances will thereafter be made, and the Collateral Agent (at the direction of the Administrative Agent) or the Required Lenders may declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable, whereupon the full unpaid amount of such Advances and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.

(b) Automatic Termination. Upon the occurrence of a Facility Termination Event described in Section 13.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Advances under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

Section 13.3 Rights upon Facility Termination Event. If a Facility Termination Event shall have occurred and be continuing, the Administrative Agent may, in its sole discretion, or shall at the direction of the Required Lenders, direct the Collateral Agent to exercise any of the remedies specified herein in respect of the Collateral and the Collateral Agent shall promptly, at the written direction of the Administrative Agent, also do one or more of the following (subject to Section 13.9):

(a) institute proceedings in its own name and on behalf of the Secured Parties as Collateral Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor with respect thereto moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Agent by Applicable Law or any Transaction Document;

(b) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Collateral Agent and the Secured Parties which rights and remedies shall be cumulative; and

disposition by executing and delivering to the Collateral Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b) No person to whom this power of attorney is presented as authority for the Collateral Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Collateral Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Collateral Agent unconditionally the authority to take and perform the actions contemplated herein, and the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Transaction Documents have been paid in full and the Collateral Agent has provided its written consent thereto.

(c) Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of a Facility Termination Event.

Article XIV

THE ADMINISTRATIVE AGENT

Section 14.1 Appointment. Each Lender and each Agent hereby irrevocably designates and appoints DBNY as Administrative Agent hereunder and under the other Transaction Documents, and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. ~~The Administrative Agent shall promptly deliver, but in any event no later than the following Business Day, a copy of any notice, certificate, report or other documents received by it in its capacity as Administrative Agent to each Agent.~~ Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor any Agent (the Administrative Agent and each Agent being referred to in this Article as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

Section 14.2 Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 14.3 Exculpatory Provisions. No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents (except, solely with respect to liability to the Borrower, for its, their or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the Investment Manager.

Section 14.4 Reliance by Note Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Administrative Agent, by the Lenders or (ii) in the case of an Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

Section 14.5 Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Facility Termination Event unless it has received notice from the Investment Manager, the Borrower or any Lender, referring to this Agreement and describing such event. In the event that ~~the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Agent, and in the event~~ any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 14.6 Non-Reliance on Note Agents. The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower or the Investment Manager, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Investment Manager, and the Collateral Obligations and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Investment Manager, and the Collateral Obligations. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Investment Manager or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall ~~the Administrative~~any Note Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if ~~the Administrative~~such Note Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall ~~the Administrative~~such Note Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 14.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Investment Manager under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Advances from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith ~~(but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such affected Person)~~.

Section 14.8 Successor Note Agent. If either (x) the Administrative Agent shall resign as Administrative Agent under this Agreement or (y) the Required Lenders vote to remove (on not less than 60 days prior written notice) the Administrative Agent (which vote may occur at any time when Affiliates of the Administrative Agent hold less than 25% of the aggregate Commitments), then the Required Lenders, with notice to Morningstar, shall appoint a successor agent (with the consent of the Investment Manager), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Administrative Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 14.8. If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is a reasonable determination that its ownership of any of its rights or obligations hereunder (and under other similar facilities (if any) held by such Lender) is prohibited by the Volcker Rule and (y) to the extent such Lender is permitted by the applicable documentation, such Lender is making commercially reasonable efforts to assign its interest in other similar facilities in a manner similar to such proposed assignment, to any Person other than a Competitor, without the prior written consent of the Borrower (which consent, if such assignment is to a Person other than a Competitor, shall not to be unreasonably withheld, delayed or conditioned). Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.

Section 15.5 Registration; Registration of Transfer and Exchange. (a) The Collateral Agent, acting solely for this purpose as agent for the Borrower (and, in such capacity, the “Note Registrar”), shall maintain a register for the recordation of the name and address of each Lender (including any assignees), and the principal amounts (and stated interest) owing to such Lender pursuant to the terms hereof from time to time (the “Note Register”). The entries in the Note Register shall be conclusive absent manifest error, and the Borrower, the Collateral Agent, the Administrative Agent, each Agent and each Lender shall treat each Person whose name is recorded in the Note Register pursuant to the terms hereof as a Lender hereunder. The Note Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b) Each Person who has or who acquired an interest in a Note shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 15.5. A Note may be exchanged (in accordance with Section 15.5(c)) and transferred to the holders (or their agents or nominees) of the Advances and to any assignee (in accordance with Section 15.1) (or its agent or nominee) of all or a portion of the Advances. The Note Registrar shall not register (or cause to be registered) the transfer of such Note, unless the proposed transferee shall have delivered to the Note Registrar either (i) an Opinion of Counsel that the transfer of such Note is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a non-exempt “prohibited transaction” under ERISA or (ii) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 15.5 and the restrictions noted on the face of such Note.

(c) At the option of the holder thereof, a Note may be exchanged for one or more new Notes of any authorized denominations and of a like class and aggregate principal amount at an office or agency of the Borrower. Whenever any Note is so surrendered for exchange, the Borrower shall execute and deliver (through the Note Registrar) the new Note which the holder making the exchange is entitled to receive at the Note Registrar’s office, located at DB Services Americas Inc., 5022 Gate Parkway, Suite 200, Jacksonville, Florida, 32256, Attention: Transfer Unit.

(d) Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Note Registrar), in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.

Section 15.7 Persons Deemed Owners. The Borrower, the Investment Manager, the Administrative Agent, the Collateral Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower, the Investment Manager, the Administrative Agent, the Collateral Agent and any such agent shall be affected by notice to the contrary.

Section 15.8 Cancellation. All Notes surrendered for payment or registration of transfer or exchange shall be promptly canceled. The Borrower shall promptly cancel and deliver to the Note Registrar any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 15.8, except as expressly permitted by this Agreement.

Section 15.9 Participations; Pledge. (a) At any time and from time to time, each Lender may, in accordance with Applicable Law, at any time grant participations in all or a portion of its Note and/or its interest in the Advances and other payments due to it under this Agreement to any Person (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, the Investment Manager, the Administrative Agent, any Agent, any Lender, the Collateral Agent nor the Investment Manager shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender.

(b) Notwithstanding anything in Section 15.9(a) to the contrary, each Lender may pledge its interest in the Advances and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.

(c) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Borrower and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

Section 16.4 Net After-Tax Basis. Indemnification under Section 16.1 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences, on a net after-Tax basis (including, for example, taking into account the deductibility of an applicable underlying damage, cost or expense) to the Indemnified Party of the receipt of the indemnity provided hereunder (or of the incurrence of such applicable underlying damage, cost or expense), including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

Article XVII

MISCELLANEOUS

Section 17.1 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, the Collateral Agent, any Agent, any Indemnified Party or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender is hereby authorized by the Borrower during the existence of a Facility Termination Event, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Administrative Agent, the Collateral Agent, any Agent, any Affected Person, any Indemnified Party or any Lender or their respective successors and assigns.

Section 17.2 Amendments, Waivers. This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2. The Borrower and the Administrative Agent may, upon written notice to the Investment Manager and each Agent and Morningstar, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent, in each case without the prior written consent of the Collateral Agent, (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Administrative Agent, in each case without the prior written consent of the Administrative Agent, (v) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Custodian, in each case without the prior written consent of the Collateral Custodian or (vi) materially affects the rights or duties of the Investment Manager unless the Investment Manager has consented thereto. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement.

Section 17.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on Annex A or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received. Notwithstanding anything to the contrary set forth in this Agreement, each reference to notice being delivered to Morningstar shall mean notice delivered by the applicable party by email to ABSMonitoring@morningstar.com.

Section 17.4 Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, in each case, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Investment Manager and the Administrative Agent or the Collateral Agent and Collateral Custodian Fee Letter, as applicable, and the Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and out-of-pocket, documented expenses of counsel for the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders with respect thereto and with respect to advising the Administrative Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all reasonable, documented and out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders, in connection with the enforcement against the Investment Manager or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided, that in the case of reimbursement of (A) counsel for the Lenders other than the Administrative Agent, such reimbursement shall be limited to one counsel for all the Administrative Agent, the Agents and Lenders and (B) counsel for the Collateral Agent and Collateral Custodian shall be limited to one counsel for such Persons. For the avoidance of doubt, the costs and expenses described in this Section 17.4 shall not include Taxes.

Section 17.5 Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Administrative Agent, the Agents, the Collateral Agent, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V. Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of the Investment Manager under the Investment Management Agreement.

Section 17.6 Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.8 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 17.9 Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 17.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE INVESTMENT MANAGER, THE ADMINISTRATIVE AGENT, THE AGENTS, THE INVESTORS OR ANY OTHER

(b) The Administrative Agent, the Collateral Agent, the Collateral Custodian, each Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Collateral Obligations, the Related Security or otherwise obtained by the Administrative Agent, the Collateral Agent, such Agent or such Lender pursuant to this Agreement shall be held in confidence (it being understood that documents provided to the Administrative Agent hereunder may in all cases be distributed by the Administrative Agent to the Lenders and Agents) except that the Administrative Agent, the Collateral Agent, the Collateral Custodian, such Agent or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Administrative Agent, the Collateral Agent, the Collateral Custodian, such Agent or such Lender, (iii) to the extent such information was available to the Administrative Agent, such Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent, such Agent or such Lender hereunder, (iv) with the consent of the Investment Manager, (v) to the extent permitted by Article XV, or (vi) to the extent the Administrative Agent, such Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information; provided, that in the case of clause (vi) above, the Administrative Agent, such Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Investment Manager of its intention to make any such disclosure prior to making any such disclosure.

Section 17.15 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 17.16 Replacement of Lenders.

(a) If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Administrative Agent or (ii) any Lender which is administered by the Administrative Agent or an Affiliate of the Administrative Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) defaults in its obligation to make Advances hereunder; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.5, (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Indemnified Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything to the contrary contained herein or in the Fee Letter or the Lender Fee Letter, in the event that the Administrative Agent or an Affiliate of the Administrative Agent takes any action described in the foregoing clauses (a), (b) or (d), the Borrower may elect to prepay all outstanding Advances and terminate the remaining Commitments hereunder. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(~~b~~c) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17 Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18 Option to Acquire Rating. Each party hereto hereby acknowledges and agrees that the Administrative Agent (on behalf and at the expense of the Lenders) may, at any time and in its sole discretion, obtain a public rating for this loan facility. The Borrower and the Investment Manager hereby agree to use commercially reasonable efforts, at the request of the Administrative Agent, to cooperate with the acquisition and maintenance of any such rating.

Article XVIII

COLLATERAL CUSTODIAN

Section 18.1 Designation of Collateral Custodian. The role of Collateral Custodian with respect to the Collateral Obligation Files shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 18.1. Wells Fargo Bank, National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

Section 18.2 Duties of the Collateral Custodian.

(a) Duties. The Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian, as the duly appointed agent of the Secured Parties, for these purposes, acknowledges that the Borrower shall cause the Investment Manager to deliver, on or prior to the applicable Funding Date (but no more than five (5) Business Days after such Funding Date, except as set forth in Section 10.22), the Collateral Obligation Files delivered to it for each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Asset Approval Request. The Collateral Custodian acknowledges that in connection with any Asset Approval Request, additional Collateral Obligation Files (specified on an accompanying Schedule of Collateral Obligations supplement) may be delivered to the Collateral Custodian from time to time, and that the Collateral Custodian will credit each Collateral Obligation File to the Collection Account in accordance with the terms hereof. Promptly upon the receipt of any such delivery of Collateral Obligation Files and without any review, the Collateral Custodian shall send notice of such receipt to the Investment Manager ~~and~~, the Administrative Agent and each Agent.

(ii) With respect to each Collateral Obligation File which has been or will be delivered to the Collateral Custodian, the Collateral Custodian is acting exclusively as the custodian of the Secured Parties, and has no instructions to hold any Collateral Obligation File for the benefit of any Person other than the Secured Parties and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In so taking and retaining custody of the Collateral Obligation Files, the Collateral Custodian shall be deemed to be acting for the purpose of perfecting the Collateral Agent’s security interest therein under the UCC. Except upon compliance with the provisions of Section 18.5, no Collateral Obligation File or other document constituting a part of a Collateral Obligation File shall be released from the possession of the Collateral Custodian.

(iii) The Collateral Custodian shall maintain continuous custody of all items in its possession in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the Secured Parties therein. Each Collateral Obligation File which comes into the possession of the Collateral Agent (other than documents delivered electronically) shall be maintained in fire-resistant vaults or cabinets at the office of the Collateral Custodian. Each Collateral Obligation File shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Collateral Custodian and the Administrative Agent. The Collateral Custodian shall keep the Collateral Obligation Files clearly segregated from any other documents or instruments in its files.

(iv) With respect to the documents comprising each Collateral Obligation File, the Collateral Custodian shall (i) act exclusively as Collateral Custodian for the Secured Parties, (ii) hold all documents constituting such Collateral Obligation File received by it for the exclusive use and benefit of the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Administrative Agent; provided, that in the event of a conflict between the terms of this Agreement and the written instructions of the Administrative Agent, the Administrative Agent’s written instructions shall control.

(v) The Collateral Custodian shall accept only written instructions of an Executive Officer, in the case of the Borrower or the Investment Manager, or a Responsible Officer, in the case of the Administrative Agent, concerning the use, handling and disposition of the Collateral Obligation Files.

(vi) In the event that (i) the Borrower, the Administrative Agent, any Agent, the Investment Manager, the Collateral Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Obligation File or a document included within a Collateral Obligation File or (ii) a third party shall institute any court proceeding by which any Collateral Obligation File or a document included within a Collateral Obligation File shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Collateral Custodian shall, to the extent permitted by law, continue to hold and maintain all the Collateral Obligation Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Collateral Obligation File or a document included within such Collateral Obligation File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Custodian ~~and~~, the Administrative Agent and each Agent (such information contained on the Schedule of Collateral Obligations shall also be delivered to the Collateral Custodian ~~and~~, the Administrative Agent and each Agent simultaneously in Microsoft Excel format) with respect to the Collateral Obligations to be delivered to the Collateral Agent on such Funding Date.

(b) In connection with (and as a part of) each Monthly Report, with respect to the Collateral Obligation Files delivered at least three (3) Business Days’ prior to the related Reporting Date, the Collateral Custodian shall prepare a report (to be included as a part of each Monthly Report) in respect of each of the Collateral Obligations, to the effect that, as to each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Advance Request or Reinvestment Request, based on the Collateral Custodian’s examination of the Collateral Obligation File for each Collateral Obligation and the related Document Checklist, except for variances from the documents identified in the Document Checklist with respect to the related Collateral Obligation Files (“Exceptions”), (i) all documents required to be delivered in respect of such Collateral Obligations pursuant to the Document Checklist have been delivered and are in the possession of the Collateral Custodian as part of the Collateral Obligation File for such Collateral Obligation (other than those released pursuant to Section 18.5), and (ii) all such documents have been reviewed by the Collateral Custodian and appear on their face to be regular and to relate to such Collateral Obligation. The Collateral Custodian shall also maintain records of the total number of Collateral Obligation Files that do not have the documents provided on the Document Checklist and will include such total in each Monthly Report.

(c) Notwithstanding any language to the contrary herein, the Collateral Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Collateral Obligation File or (ii) the collectability, insurability, effectiveness or suitability of any such Collateral Obligation.

Section 18.5 Release of Collateral Obligation Files. (a) Upon satisfaction of any of the conditions set forth in Section 12.3, the Borrower shall cause the Investment Manager to provide an Officer’s Certificate to such effect to the Collateral Custodian (with a copy to the Collateral Agent) and shall request in writing delivery to it of the Collateral Obligation File and a copy thereof shall be sent concurrently by the Investment Manager to the Administrative Agent and each Agent. Upon receipt of such certification and request, unless it receives notice to the contrary from the Administrative Agent, the Collateral Custodian shall within three Business Days release the related Collateral Obligation File to the Investment Manager and the Investment Manager will not be required to return the related Collateral Obligation File to the Collateral Custodian.

(b) From time to time and as appropriate for the management or foreclosure of any of the Collateral Obligations, including, for this purpose, collection under any insurance policy relating to the Collateral Obligations, the Collateral Custodian shall, upon receipt of a Request for Release and Receipt substantially in the form of Exhibit F-2 from an authorized representative of the Investment Manager (as listed on Exhibit F-1, as such exhibit may be amended from time to time by the Investment Manager with notice to the

Collateral Custodian ~~and~~, the Administrative Agent and each Agent), release the related Collateral Obligation File or the documents set forth in such Request for Release and Receipt to the Investment Manager. In the event an Unmatured Facility Termination Event, a Facility Termination Event, an Unmatured Investment Manager Event of Default or an Investment Manager Event of Default has occurred and is continuing, the Borrower shall not permit the Investment Manager to make any such request with respect to any original documents unless the Administrative Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). The Borrower shall cause the Investment Manager to return each and every original document previously requested from the Collateral Obligation File to the Collateral Custodian when the need therefor by the Investment Manager no longer exists unless (x) the Collateral Obligation File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Related Security either judicially or non-judicially, and (y) the Investment Manager has delivered to the Collateral Custodian a certificate executed by an Executive Officer certifying as to the name and address of the Person to which such Collateral Obligation File or such document was delivered and the purpose or purposes of such delivery, in which case the Investment Manager shall complete such return as soon as possible. Upon receipt of a certificate of the Investment Manager substantially in the form of Exhibit F-3, with a copy to the Administrative Agent and each Agent, stating that such Collateral Obligation was either (x) liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited have been so deposited, or (y) sold pursuant to an Optional Sale in accordance with Section 7.10, the Collateral Custodian shall within three (3) Business Days release the Request for Release and Receipt to the Investment Manager, or, in connection with an Optional Sale, the requested Collateral Obligation File, and the Investment Manager will not be required to return the related Collateral Obligation File to the Collateral Custodian.

(c) Notwithstanding anything to the contrary set forth herein, the Borrower shall not permit the Investment Manager to, without the prior written consent of the Administrative Agent, request any documents (other than copies thereof) held by the Collateral Custodian if the sum of the unpaid Principal Balances of all Collateral Obligations for which the Investment Manager is then in possession of the related Collateral Obligation File or any document comprising such Collateral Obligation File (other than for Collateral Obligations then held by the Investment Manager which have been sold, repurchased, paid off or liquidated in accordance with this Agreement) (including the documents to be requested) exceeds 5% of the Adjusted Aggregate Eligible Collateral Obligation Balance. The Investment Manager may hold, and hereby acknowledges that it shall hold, any documents and all other property included in the Collateral that it may from time to time receive hereunder as Collateral Custodian for the Secured Parties solely at the will of the Collateral Custodian and the Secured Parties for the sole purpose of facilitating the management of the Collateral Obligations and such retention and possession shall be in a custodial capacity only. To the extent the Investment Manager, as agent of the Collateral Custodian and the Borrower, holds any Collateral, the Borrower shall cause the Investment Manager to do so in accordance with the Investment Management Standard as such standard applies to investment managers acting as custodial agent. The Borrower shall cause the Investment Manager to promptly report to the Collateral Custodian and the Administrative Agent the loss by it of all or part of

Section 18.8 Transmission of Collateral Obligation Files. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Collateral Obligation Files in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Borrower or the Investment Manager to the Collateral Custodian prior to any shipment of any Collateral Obligation Files hereunder. In the event the Collateral Custodian does not receive such written instruction from the Borrower or the Investment Manager, the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Borrower shall cause the Investment Manager to arrange for the provision of such services at its sole cost and expense (or, at the Collateral Custodian’s option, reimburse the Collateral Custodian for all costs and expenses incurred by the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Obligation Files as the Investment Manager deems appropriate.

Section 18.9 Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 18.10 Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder and in its capacity as Securities Intermediary under the Account Control Agreement, the Collateral Custodian shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Investment Manager, or both but without duplication, to the Collateral Custodian (including Indemnified Amounts under Article XVI) under the Transaction Documents (which includes amounts payable to the Securities Intermediary under the Account Control Agreement) (collectively, the “Collateral Custodian Fees and Expenses”). The Borrower agrees to reimburse the Collateral Custodian in accordance with the provisions of Section 8.3 for all reasonable expenses, disbursements and advances incurred or made by the Collateral Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.

Section 18.11 Removal or Resignation of Collateral Custodian. (a) The Collateral Custodian may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Investment Manager, the Borrower and the Administrative Agent and each Agent and Morningstar; provided, that no resignation or removal of the Collateral Custodian will be permitted unless a successor Collateral Custodian has been appointed which successor Collateral Custodian, so long as no Unmatured Investment Manager Event of Default, Investment Manager Event of Default, Unmatured Facility Termination Event or Facility Termination Event has occurred and is continuing, is reasonably acceptable to the Investment Manager. Promptly after receipt of notice of the Collateral Custodian’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Custodian by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Investment Manager, each Agent, the resigning Collateral Custodian and to the successor Collateral Custodian.

(b) The Administrative Agent upon at least 60 days’ prior written notice to the Collateral Custodian and each Agent and Morningstar, may remove and discharge the Collateral Custodian or any successor Collateral Custodian thereafter appointed from the performance of its duties under this Agreement for cause. Promptly after giving notice of removal of the Collateral Custodian, the Administrative Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Custodian. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Custodian and the successor Collateral Custodian, with a copy delivered to the Borrower and the Investment Manager.

(c) In the event of any such resignation or removal, the Collateral Custodian shall, no later than five (5) Business Days after receipt of notice of the successor Collateral Custodian, transfer to the successor Collateral Custodian, as directed in writing by the Administrative Agent, all the Collateral Obligation Files being administered under this Agreement. The cost of the shipment of Collateral Obligation Files arising out of the resignation of the Collateral Custodian pursuant to Section 18.11(a), or the termination for cause of the Collateral Custodian pursuant to Section 18.11(b), shall be at the expense of the Collateral Custodian. Any cost of shipment arising out of the removal or discharge of the Collateral Custodian without cause pursuant to Section 18.11(b) shall be at the expense of the Borrower.

Section 18.12 Limitations on Liability. (a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the grossly negligent performance of its duties in taking and retaining custody of the Collateral Obligation Files; provided that, the Collateral Custodian hereby agrees that any failure of the Collateral Custodian to produce an original promissory note satisfying the conditions described in clauses (a) and (b) of Section 18.7 shall constitute negligence.

Annex B

Lender	Class A-1 Commitment		Class A-2 Commitment

Deutsche Bank AG, New York Branch	$	~~250,000,000~~200,000,000	$0

B-1

EXHIBIT C-4

APPENDIX B

FORM OF PREPAYMENT NOTICE

Deutsche Bank AG, New York Branch

as Administrative Agent

60 Wall Street

New York, NY 10005

Attention: Asset Finance Department

Fax: (212) 797-8160

Wells Fargo Bank, National Association

as Collateral Agent

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attention: CDO Trust Services—Dunlap Funding LLC

Fax: (410) 715-3748

Phone: (410) 884-2000

Each Agent pursuant to the Loan Financing Agreement

            , 201

RE:	Advance Request: $[ ]

Gentlemen and Ladies:

This Prepayment Notice is delivered to you pursuant to Section 2.4 of the Loan Financing and Servicing Agreement, dated as of December 2, 2014, (together with all amendments, if any, from time to time made thereto, the “Loan Financing Agreement”), among Dunlap Funding LLC, as Borrower (the “Borrower”), Wells Fargo Bank, National Association, as Collateral Agent and as Collateral Custodian, the Agents and Lenders from time to time parties thereto, and Deutsche Bank AG, New York Branch, as Administrative Agent. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Loan Financing Agreement.

The Borrower hereby notifies the addressees hereto that:

1.	A prepayment shall be made by the Borrower in an aggregate amount equal to $[ ] of Class A-1 Advances and $[ ] of Class A-2 Advances, which shall be allocated as follows:

Class A-1 Advances:

Lender	Current Class A-1 Commitment	Current Class A-1 Advances Outstanding	Class A-1 Advances to be Prepaid	Class A-1 Advances After Prepayment
	$			$
	$			$

Total	$			$

Appendix B

Class A-2 Advances:

Lender	Current Class A-2 Commitment	Current Class A-2 Advances Outstanding	Class A-2 Advances to be Prepaid	Class A-2 Advances After Prepayment
	$			$
	$			$

Total	$			$

2.	The prepayment shall be made by the Borrower on [ ], 20[ ] (the “Prepayment Date”); and

3.	The amount of such prepayment shall be wired to the Collateral Agent for distribution to (or on behalf of) the Lenders on the Prepayment Date.

The Borrower represents that the conditions described in Section 2.4 of the Loan Financing Agreement have been satisfied with respect to such prepayment.

The Borrower has caused this Prepayment Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer on the date first set forth above.

It is understood and acknowledged that the undersigned is executing this Prepayment Notice not in an individual capacity but solely as an Executive Officer of the Servicer on behalf of the Borrower and is without any personal liability as to the matters contained in this Prepayment Notice.

[Signature Page Follows]

Appendix B

DUNLAP FUNDING LLC

By:
Name:
Title:

Appendix B